EXHIBIT 10.10

OFFICE LEASE

BETWEEN

1899 L STREET LLC
a Delaware limited liability company
“LANDLORD”

and

BLACKBOARD, INC.
a Delaware corporation
“TENANT”

PREMISES

4th and 5th Floors
1899 L Street, NW
Washington, DC

ii

iii

SECTION 1:
BASIC LEASE PROVISIONS

     1.1     Date and Parties. This Office Lease (this “Lease”) is made the 22nd day of November, 1999 between 1899 L STREET LLC, a Delaware limited liability company (“Landlord”) and BLACKBOARD, Inc., a Delaware corporation (“Tenant”).

     1.2     Premises. Landlord hereby leases to Tenant the entire fourth and fifth floors (the “Premises”) in the building (the “Building”) located at 1899 L Street, NW, Washington, DC; the Premises are shown on the floor plans attached to this Lease as Exhibits A and A-1. The parties hereto agree that for the purposes of this Lease the Building contains 131,395 rentable square feet and the Premises contains 23,540 rentable square feet, both measurements in accordance with the Washington, D.C. Board of Realtors Standard Method of Measurement in effect on the date of execution of this Lease.

     Tenant and its agents, employees, and invitees shall have the non-exclusive right with others designated by Landlord to the use of the common areas in the Building and of the land (the “Land”) on which the Building and related facilities are located (which Land is legally described in Exhibit B attached to this Lease) for the common areas’ intended and normal purpose. Common areas include elevators, sidewalks, parking facilities (subject to paragraph 11.2), driveways, hallways, stairways, bathrooms (other than those bathrooms, if any, that are within a tenant’s premises and that were not shown on the original plans for the Building), common entrances, lobby, and other similar public areas and access ways. Landlord may change the common areas if the changes do not materially or unreasonably interfere with Tenant’s access to or use of the Premises.

     1.3     Use. Tenant shall use the Premises for general office purposes only. Tenant shall not create a nuisance or use the Premises for any immoral or illegal purpose or in a manner not in keeping with the general character of the Building or with the Building’s operation as a first-class office facility.

     1.4     Acceptance “As Is”; Improvements. Except as set forth herein and in the following sentence, Tenant agrees to accept the Premises in their current “as is” condition, but shall be permitted to improve the Premises to suit the particular needs of Tenant in accordance with the Work Letter attached hereto as Exhibit C (the “Tenant Improvements”). Landlord shall renovate the men’s and women’s restrooms on the fourth and fifth floors, commencing work by February 29, 2000 in accordance with a mutually agreeable scope of work not to exceed $5,000 per restroom or $20,000 in the aggregate.

     1.5     Term. The term of this Lease (the “Term”) begins (the “Commencement Date”) on the date of this Lease and, subject to Paragraphs 1.6 and 1.7 below, ends (the “Expiration Date”) on March 31, 2005, unless terminated earlier under this Lease. Tenant shall have the right to occupy the Premises from and after the Commencement Date, so long as Tenant shall have obtained any and all permits and approvals, such as a certificate of occupancy, necessary to permit Tenant to legally occupy the Premises.

     1.6     Option to Extend. Tenant, at its option, may extend the Term of this Lease for one further period (“Extended Term”) of five (5) years, commencing on April 1, 2005 and expiring on March 31, 2010. The option for such extension may be exercised by Tenant by giving written notice thereof to Landlord not earlier than October 1, 2003, nor later than March 31, 2004, provided that at the time of such notice and on the Expiration Date, Tenant shall not be in Default (as defined in Section 7.1) in the performance of any of the terms and provisions of this Lease beyond any applicable grace periods. The Extended Term shall be on like terms, covenants, agreements, provisions, conditions and limitations as are contained herein, except for the provisions hereof that are by their terms applicable exclusively during the original Term (including this extension option) and except further that the rental payable by Tenant during the Extended Term shall be equal to the fair market rental of the Premises as of the date of Tenant’s exercise of the extension option. Landlord and Tenant shall negotiate in good faith to agree upon such fair market rental, but if the parties are not able to agree within 30 days after Tenant’s exercise of the extension option (the “Negotiation Period”), the fair market rental of the Premises shall be conclusively determined as follows: Within ten (10) business days after the end of the Negotiation Period, Landlord and Tenant shall each, by written notice to the other party, (1) designate a licensed real estate broker, having substantial experience during the prior five years in leasing office space in Washington D.C. (a “Qualified Broker”) and (2) set forth such party’s opinion (the “Landlord’s Opinion” or the “Tenant’s Opinion”) as to the fair market rental of the Premises. If either party fails to timely designate a Qualified Broker, the one Qualified Broker who has been designated shall select either the Landlord’s Opinion or the Tenant’s Opinion as the fair market rental of the Premises. If two Qualified Brokers have been timely designated, those two Qualified Brokers shall, within ten (10) days after the designation of the later of the two, designate a third Qualified Broker, and thereafter the three Qualified Brokers shall, by majority vote, select either the Landlord’s Opinion or the Tenant’s Opinion as the fair market rental of the Premises (with no right to make any other determination). The fair market rental of the Premises determined pursuant to this Section 1.6 shall be binding upon both Landlord and Tenant.

     1.7     Option to Terminate. Tenant, at its option, may terminate this Lease as of March 31, 2003 (“Termination Date”) by giving written notice of such termination (a “Termination Notice”) to Landlord not earlier than February 1, 2002, nor later than March 31, 2002, which notice must be accompanied by a Termination Fee equal to (a) Four Hundred Forty Thousand Dollars ($440,000.00), plus (b) an amount equivalent to five (5) months of Rent (including Additional Rent), at the rate then payable by Tenant, for all Expansion Space and First Refusal Space that Tenant shall have committed to lease prior to giving such Termination Notice. If Tenant timely provides the Termination Notice, accompanied by the Termination Fee, Tenant shall have no further rights to lease any additional Expansion Space or First Refusal Space, and all of Tenant’s rights under this Lease shall cease and terminate on the Termination Date. If Tenant fails to give a Termination Notice, accompanied by the Termination Fee, on or before March 31, 2002, Tenant shall have no further rights to terminate this Lease pursuant to this Paragraph 1.7.

SECTION 2:
RENT AND SECURITY

     2.1     Rent. No Rent shall be payable hereunder for the period from the Commencement Date to March 31, 2000 (the “Rent Commencement Date”). Beginning on April 1, 2000, Tenant shall pay to Landlord Rent as provided in the attached Schedule of Rents. The Rent shall be paid: (i) without advance notice, demand, offset, or deduction; (ii) by the first day of each month during the Term; and (iii) to Landlord c/o Spaulding & Slye/Colliers International, P. O. Box 4904, Boston, MA 02211, or as Landlord may otherwise specify in writing to Tenant.

     If Tenant fails to pay part or all of the Rent or Additional Rent (paragraph 2.2(d)) within five (5) days after the date same was due, Tenant shall also pay a late charge equal to five percent (5%) of the unpaid Rent or Additional Rent; provided, however, that no late charge shall be imposed the first time during each calendar year when part or all of the Rent or Additional Rent is not paid within five (5) days after the date same was due if such late Rent or Additional Rent is paid within five (5) days after Tenant receives written notice of such late payment from Landlord.

2.2	Additional Rent.

(a)	Definitions.

(i)	Base Operating Expenses: means Operating Expenses for the 2000 calendar year (the “Base Year”), as adjusted under paragraph 2.2(b).

(ii)	Base Real Estate Taxes: means the amount of Real Estate Taxes incurred with respect to the Property as defined in paragraph 2.2(a)(iv) for the 2000 calendar year.

(iii)	Tenant’s pro rata share: means the percentage obtained by dividing the rentable square footage of the Premises, as specified in paragraph 1.2 (numerator), by the rentable square footage of the Building, as specified in paragraph 1.2 (denominator), and expressing the fraction as a percentage, rounded up to the nearest one-hundredth (1/100th) of one percent (0.01%). Subject to any expansion of the Premises or recalculation of rentable square footage pursuant to paragraph 1.2, Tenant’s pro rata share shall be 17.85%.

(iv)	Property: means the Building, including for purposes of this definition parking and all other improvements, fixtures and facilities appurtenant thereto, the Building’s equipment and systems, and the Land.

(v)	Real Estate Taxes: means (1) real property taxes and currently due installments of assessments, special or otherwise, imposed upon the Property and paid or payable (provided that Tenant shall have no obligation to pay its share of any Real Estate Taxes more than thirty (30) days before the same are payable by Landlord) by Landlord, and (2)

reasonable legal and other fees, costs and disbursements incurred for proceedings to contest, determine or reduce Real Estate Taxes. Notwithstanding the foregoing, Real Estate Taxes exclude: (1) federal, state or local income taxes, (2) franchise, gift, transfer, excise, capital stock, estate, succession or inheritance taxes, and (3) penalties or interest for late payment of Real Estate Taxes.

(vi)	Operating Expenses:

(A)	means Landlord’s reasonable expenses that are attributable to the operation, maintenance, management, and repair of the Property, including, but not limited to:

(1)	salaries, bonuses, and other compensation (including, but not limited to, payroll taxes, vacation, holiday, and other paid absences, welfare, retirement, and other fringe benefits) that is paid to employees, independent contractors, or agents of Landlord or its agents engaged in the operation, repair, management, or maintenance of the Property;

(2)	the purchase, cleaning, replacement, and pressing of uniforms of employees described in paragraph 2.2(a)(vi)(A)(1);

(3)	repairs and maintenance of the Property and the cost of supplies, tools, materials, and equipment for Property repairs and maintenance that, under generally accepted accounting principles consistently applied, would not be capitalized;

(4)	premiums and other charges incurred by Landlord for insurance on or in respect to the Property (including, without limitation, that which is described in paragraph 5.1) and for employees described in paragraph 2.2(a)(vi)(A)(1);

(5)	costs incurred for inspection and servicing, including all outside maintenance contracts necessary or proper for the maintenance of the Property, such as janitorial and window cleaning, rubbish removal, snow removal, exterminating, water treatment, elevator, electrical, plumbing and mechanical equipment, and the cost of materials, tools, supplies and equipment used for inspection and servicing;

(6)	costs incurred for electricity, water, gas, fuel or other utilities;

(7)	payroll taxes, federal taxes, state and local unemployment taxes and social security taxes paid for the employees described in paragraph 2.2(a)(vi)(A)(1);

(8)	sales, use and excise taxes on goods and services purchased by Landlord;

(9)	personal property taxes imposed upon Landlord with respect to the personal property used in connection with the Property or its operation, excluding the personal property taxes payable by Tenant under paragraph 2.3;

(10)	license, permit and inspection fees;

(11)	auditor’s fees for public accounting;

(12)	legal fees, costs and disbursements but excluding those (a) relating to disputes with tenants, (b)based upon Landlord’s negligence or other tortious conduct, (c) relating to enforcing any leases except for enforcing lease provisions for the benefit of the Building tenants generally, or (d) relating to the defense of Landlord’s title to, or interest in, the Property;

(13)	management fees, at a rate not to exceed that charged in other comparable buildings;

(14)	the annual amortization over its useful life on a straight-line basis of the costs of any capital improvements made by Landlord that are required by laws, rules, regulations or directives of any governmental authorities;

(15)	the annual amortization over its useful life on a straight-line basis of the costs of any equipment or capital improvements made by Landlord as a labor-saving measure or to accomplish other savings in operating, repairing, managing or maintaining the Property; and

(16)	other costs reasonably necessary to operate, repair, manage and maintain the Property in a first class manner and condition.

(B)	Notwithstanding paragraph 2.2(a)(vi)(A), Operating Expenses exclude:

(1)	Real Estate Taxes as defined in paragraph 2.2(a)(v);

(2)	leasing commissions, costs and other expenses (including legal fees) incurred for leasing, renovating or improving space for new tenants;

(3)	costs (including permit, license and inspection fees) incurred in renovating, improving, decorating, painting or redecorating vacant space or space for new tenants;

(4)	Landlord’s cost of electricity or other service sold to tenants for which Landlord is to be reimbursed as a charge over the Rent and Additional Rent payable under the lease with that tenant;

(5)	costs incurred by Landlord for capital improvements and alterations and replacements that are considered capital improvements under generally accepted accounting principles consistently applied, except that the annual amortization of these costs shall be included to the extent expressly permitted in paragraphs 2.2(a)(vi)(A)(15) and (16);

(6)	depreciation and amortization on the Building except as may be expressly permitted elsewhere in the Lease;

(7)	overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services on or to the Property or for supplies or other materials, to the extent that the costs of the services, supplies or materials exceed the competitive costs of the services, supplies or materials had they been provided by someone other than a subsidiary or affiliate;

(8)	interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money;

(9)	rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building that is used in providing janitorial services;

(10)	items and services for which Tenant reimburses Landlord or pays third parties;

(11)	except for a reasonable deductible amount (if any), costs of repairs or other work needed because of fire, windstorm or other casualty or cause insured against by Landlord or to the extent Landlord’s Insurance required under Section 5 would have provided insurance, whichever is the greater coverage;

(12)	any fines or penalties incurred because Landlord violated any law;

(13)	costs incurred to test, survey, cleanup, contain, abate, remove or otherwise remedy hazardous wastes or asbestos-containing materials from the Property unless the wastes or asbestos-containing materials were in or on the Property because of Tenant’s negligence or intentional acts;

(14)	Legal fees incurred as a result of disputes with other tenants in the Building; and

(15)	Costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building.

(vii)	Adjustment Period: means each calendar year occurring during the Term beginning with calendar year 2001, which shall be the first Adjustment Period.

(b)	Adjustments. Operating Expenses as defined in paragraph 2.2(a)(vi) shall be adjusted as follows:

(i)	Gross-Up. If average occupancy during the Base Year or any Adjustment Period is less than 95 percent, then Operating Expenses for that Base Year or Adjustment Period shall be “grossed up” to that amount of Operating Expenses that, using reasonable projections, would normally be expected to have been incurred during the Base Year or Adjustment Period if the Building was 95 percent occupied during the Base Year or Adjustment Period, as determined under generally accepted accounting principles consistently applied. Only those component expenses that are affected by variations in occupancy levels shall be grossed up.

(ii)	Unused Tenant Services. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses for that Adjustment Period shall be adjusted to reflect the same assumptions as to level of work and services as were used in determining Base Operating Expenses.

(iii)	Credits/Reimbursements. Operating Expenses shall be reduced by reimbursements, credits, discounts, reductions or other allowances received by Landlord for items of cost included in Operating Expenses, except reimbursements to Landlord by tenants under the Additional Rent

(Operating Expenses/Taxes) provisions in their leases and payments for the use of any parking facilities.

(iv)	Tax Refund. If Landlord receives a refund of any portion of Real Estate Taxes that were included in the Real Estate Taxes paid by Tenant, then Tenant shall receive a credit against its next Additional Rent(s) due under this Lease equal to its pro rata share of the refunded taxes, less any reasonable expenses that Landlord incurred to obtain the refund.

(v)	Substituted Taxes. If any non-Real Estate Taxes are imposed against Landlord or the Building in substitution for any Real Estate Taxes, then the substituted tax shall be considered a Real Estate Tax.

(c)	Payment by Landlord. Landlord shall pay the Property’s Operating Expenses and Real Estate Taxes.

(d)	Payment by Tenant. If the combined total of Operating Expenses and Real Estate Taxes for any Adjustment Period exceeds the combined total of Base Operating Expenses and Base Real Estate Taxes (“Operating Expense Increase”), then Tenant agrees to pay Landlord, as additional rent for such Adjustment Period (“Additional Rent”), Tenant’s pro rata share of the Operating Expense Increase.

(e)	Manner of Payment.

(i)	Landlord may give Tenant notice of Landlord’s estimate of amounts payable under paragraph 2.2(d) for each Adjustment Period. If Tenant requests, Landlord shall give Tenant a general breakdown to support Landlord’s estimate.

On or before the first day of each month during the Adjustment Period, Tenant shall pay Landlord one-twelfth (1/12th) of the estimated amount. If, however, the estimate is not given before the Adjustment Period begins, Tenant shall continue to pay on the basis of the prior year’s estimate, if any, until the month after the new estimate is given.

If the actual Operating Expenses or Real Estate Taxes being incurred by Landlord during the Adjustment Period are greater than the estimated amount, Landlord may deliver to Tenant (no more than twice a year) a revised estimated amount and Tenant shall pay Landlord, by the first day of each month which is at least ten (10) days after such notice, one-twelfth (1/12th) of the revised estimated amount rather than the previously estimated amount.

(ii)	Within ninety (90) days after each Adjustment Period ends, or as soon thereafter as is reasonably practical, Landlord shall give Tenant an itemized statement (the “Statement”) showing in reasonable detail the:

(A)	actual Operating Expenses for the Adjustment Period;

(B)	Real Estate Taxes for the Adjustment Period;

(C)	Base Operating Expenses and Base Real Estate Taxes;

(D)	the Operating Expense Increase for the Adjustment Period;

(E)	the amount of Tenant’s pro rata share of the Operating Expense Increase;

(F)	the amount, if any, paid by Tenant during the Adjustment Period towards its share of the Operating Expense Increase; and

(G)	the amount Tenant owes towards its share of the Operating Expense Increase or the amount Landlord owes Tenant as a refund.

(iii)	If the Statement shows that the actual amount Tenant owes for the Adjustment Period is less than the estimated Operating Expenses and Real Estate Taxes paid by Tenant during the Adjustment Period, Tenant shall receive a credit for the difference (“Overpayment Amount”) against Rent and Additional Rent next due under this Lease. If the Statement shows that the actual amount Tenant owes is more than the estimated Operating Expenses and Real Estate Taxes paid by Tenant during the Adjustment Period, Tenant shall pay the difference (“Underpayment Amount”) to Landlord within thirty (30) days after the Statement is delivered to Tenant. The obligation to pay Additional Rent shall survive the expiration or termination of this Lease; likewise, Landlord’s obligation to pay to Tenant any Overpayment Amount shall survive the expiration or termination of this Lease and shall be paid to Tenant, less any amounts then owed by Tenant to Landlord pursuant to the terms of this Lease, within thirty (30) days of its calculation after the expiration or termination of this Lease.

(iv)	During any Adjustment Period during which the Lease is not in effect for a complete calendar year (unless this Lease was terminated due to Tenant’s Default) Tenant’s obligation for Additional Rent shall be determined by multiplying the Additional Rent for the Adjustment Period by a fraction expressed as a percentage, the numerator of which is the number of days of the Adjustment Period included in the Term and the denominator of which is 365.

(v)	Tenant, and its agents and employees, shall have one hundred twenty (120) days after receiving the Statement to audit Landlord’s books and records concerning the Statement at a mutually convenient time at Landlord’s offices in Washington, D.C. If Tenant disputes the accuracy of Landlord’s Statement, Tenant shall still pay the amount shown owing, except that tenant may, within one hundred fifty (150) days after receiving the Statement, begin arbitration under paragraph 10.1 to recover that part of the Additional Rent paid because of errors in the Statement, books or records of Landlord. If Tenant does not file for arbitration within the 150-day period, then Tenant accepts as final the amount shown as owing on the Statement.

If Tenant’s audit of the books and records shows that the actual Operating Expense Increase was more than five percent (5%) less than the Operating Expense Increase appearing on the Statement, and either Landlord concedes to a greater than five percent (5%) differential or an arbitration panel or court so rules, then Landlord shall reimburse Tenant for its reasonable outside costs of conducting the audit and any arbitration in connection therewith within thirty (30) days.

     2.3     Lease Taxes. Tenant shall pay to Landlord by the first day of each month during the Term from and after the Rent Commencement Date any applicable sales, occupancy, transaction or privilege tax imposed upon this Lease, the leasing of the Premises or sums payable hereunder by any governmental authority.

     2.4     Personal Property Tax. Before delinquency Tenant shall pay all taxes assessed during the Term against trade fixtures or personal property placed in the Premises by or for the use of Tenant. If these taxes are assessed against the Building, Tenant shall pay its share of the taxes to Landlord within thirty (30) days after receiving Landlord’s written statement setting forth the amount of taxes applicable to Tenant’s property and the basis for the charge to Tenant. Tenant’s failure to pay within the thirty- (30-)day period shall entitle Landlord to the same remedies it has upon Tenant’s failure to pay Rent.

     2.5     Security Deposit. The Tenant has deposited with Landlord cash (or, in accordance with Rider 2, a letter of credit) in the amount of Four Hundred Fifty Thousand Dollars ($450,000.00) (the “Security Deposit”) to secure Tenant’s timely performance of its Lease obligations. If there shall have been no breach or default by Tenant under this Lease prior to April 1, 2001, Landlord shall promptly thereafter refund to Tenant Ninety Thousand Dollars ($90,000.00) of the Security Deposit. If there shall also have been no breach or default by Tenant under this Lease prior to April 1, 2002, Landlord shall promptly thereafter refund to Tenant an additional Ninety Thousand Dollars ($90,000.00) of the Security Deposit. If there shall also have been no breach or default by Tenant under this Lease prior to April 1, 2003, Landlord shall promptly thereafter refund to Tenant an additional Ninety Thousand Dollars ($90,000.00) of the Security Deposit. If there shall also have been no breach or default by Tenant under this Lease prior to April 1, 2004, Landlord shall promptly thereafter refund to Tenant an additional Seventy Thousand Dollars ($70,000.00) of the Security Deposit.

     If Tenant defaults under or breaches any provision of this Lease, Landlord may, after giving five (5) days advance notice to Tenant, and without prejudice to Landlord’s other remedies, apply part or all of the Security Deposit to cure Tenant’s breach or default. If Landlord so uses part or all of the Security Deposit, then Tenant shall, within ten (10) days after written demand, pay Landlord the amount necessary to restore the Security Deposit to its amount immediately prior to such application by Landlord. Landlord shall deposit any cash Security Deposit in an interest-earning bank account, and all interest earned thereon shall become a part of the Security Deposit. Any part of the Security Deposit not used by Landlord as permitted by this paragraph shall be returned to Tenant within thirty (30) days after the Lease expires (or is terminated) and all sums due to Landlord under or in connection with this Lease are paid. If Landlord sells the Building then Landlord shall be relieved of any liability for the Security Deposit if the requirements of paragraph 5.3(a) are met.

SECTION 3:
AFFIRMATIVE OBLIGATIONS

     3.1              Compliance with Laws. Tenant shall comply with all applicable laws, ordinances, rules and regulations of governmental authorities (“Applicable Laws”) regarding the physical condition of the Premises or that relate to the lawful use or occupancy of the Premises, including without limitation all applicable fire codes and the handicap access requirements of the Americans With Disabilities Act (“ADA”); provided, however, that Landlord shall remain responsible for compliance with the ADA by the overall Building and the common areas within the Building.

     3.2              Services and Utilities.

(a)	Services. Landlord shall provide at its expense, subject to reimbursement under paragraph 2.2:

(i)	Heating, ventilation, and air-conditioning (“HVAC”) for the Premises consistent with comparable quality office buildings in D.C. during Business Hours to maintain temperatures for comfortable use and occupancy in light of Tenant’s space plan (approved by Landlord), subject to governmental laws, regulations or restrictions pertaining to the functioning or use of HVAC;

(ii)	Automatic passenger elevator service (three elevators available, but Landlord warrants that at least two will be operational at all times) to the floors on which the Premises are located;

(iii)	Freight elevator service to the floors on which the Premises are located as reasonable scheduling permits;

(iv)	Janitorial services (after 6:00 p.m.) to the Premises consistent with comparable quality office buildings in D.C., as specified in Exhibit D, during normal business hours, from Monday through Friday, exclusive of legal holidays;

(v)	Hot and cold water (24 hours, 365 days/year) sufficient for drinking, lavatory, toilet and ordinary cleaning purposes to be drawn from approved fixtures in the Premises if shown on Tenant’s approved space plan;

(vi)	Electricity to the Premises (24 hours, 365 days/year) that provides electric current in amounts (at least 6 watts per square foot) reasonably necessary for normal office use, lighting and HVAC;

(vii)	Building access controls, equipment, personnel, procedures and systems;

(viii)	Replacement of Building Standard lighting tubes, lamp ballasts, and bulbs;

(ix)	Snow removal, as required;

(x)	Extermination and pest control when necessary; and

(xi)	Maintenance of common areas consistent with comparable quality office buildings in D.C.; and

(xii)	Washing of exterior windows not less than twice per year.

(b)	Business Hours. Business Hours means: (i) Monday through Friday, 8:00 a.m. through 8:00 p.m., and (ii) Saturday, 9:00 a.m. through 4:00 p.m., but exclusive of the following holidays or the days on which the following holidays are designated for observance: New Year’s Day, Memorial Day, Independence Day (July Fourth), Labor Day, Thanksgiving Day, Christmas Day, Martin Luther King Jr. Day and Presidents’ Day.

(c)	24 Hour Access. Tenant, its employees, agents and invitees shall have access to the Building and the Premises twenty-four (24) hours a day, seven (7) days a week. During non-Business Hours Landlord may institute reasonable building access restrictions, including but not limited to, issuance of electronic card keys or other entry devices or requiring persons to show a badge or identification card issued by Landlord. Landlord shall not be liable for denying entry to any person unable to comply with such reasonable building access restrictions. Landlord may temporarily close the Building if required because of a life-threatening or Building-threatening situation. Landlord shall use its best efforts to close the Building only during non-Business Hours.

(d)	Extra Services. If Tenant is using a material amount of extra services because of either non-Business-Hours use or high electricity consumption installations, Landlord may, after five (5) days notice to Tenant of such use of extra services, directly charge Tenant for the extra services used after the five (5) day notice period.

(i)	Non-Business-Hours Use. HVAC and electricity required by Tenant during non-Business Hours shall be supplied upon 24 hours advance written notice (but such notice must be received by noon on Friday if HVAC is desired on Saturday or Sunday). The current charge for use of HVAC and electricity during non-Business Hours is $75 per hour, per floor, but such charge is subject to change in the future.

(ii)	Excess Utility Use. Tenant shall not place or operate in the Premises any electrically operated equipment or other machinery, other than typewriters, personal computers, computer servers, adding machines, reproduction machines and other machinery and equipment normally used in offices in amounts customary for normal office uses, unless Tenant receives Landlord’s advance written consent. Landlord shall not unreasonably withhold or delay its consent, but Landlord may require payment for the extra use of electricity caused by operating this equipment or machinery. Landlord may require that special, high electricity consumption installations of Tenant such as computer or reproduction facilities (except personal computers or normal office photocopy machines) be separately sub-metered for electrical consumption at Tenant’s cost.

(iii)	Payment. Tenant’s charges for the utilities provided under (i) and (ii) above shall be the actual out-of-pocket cost to Landlord of providing the services; there shall be no administration fee. Tenant’s failure to pay the above charges within thirty (30) days of receiving an invoice shall entitle Landlord to the same remedies it has upon Tenant’s failure to pay Rent.

(e)	Interruption of Services.

(i)	Interruptions. Landlord does not warrant that any services Landlord supplies will not be interrupted. Services may be interrupted because of accidents, repairs, alterations, improvements, or any reason beyond the reasonable control of Landlord. Except as noted in (ii) below, any interruption shall not: (A) be considered an eviction or disturbance of Tenant’s use and possession of the Premises; (B) make Landlord liable to Tenant for damages; (C) abate Rent or Additional Rent; unless Landlord shall have insurance for the same; or (D) relieve Tenant from performing Tenant’s obligations under this Lease. In any event, Landlord shall use best efforts to restore any interruption in services.

(ii)	Remedy. If any essential services (HVAC, passenger elevators, electricity or water) supplied by Landlord are interrupted, and the interruption is the result of the negligence or willful misconduct of Landlord, its employees or agents, Tenant shall be entitled to an abatement of Rent and Additional Rent if (i) the interruption materially interferes with Tenant’s use and enjoyment of the Premises, and (ii) the interruption or the continuation of the interruption is not attributable to or caused (in whole or in part) by Tenant or its agents, employees, contractors or invitees. The abatement shall begin on the fifth consecutive business day of the interruption and shall apply to only that portion of the Premises which Tenant stops using because of the interruption. The abatement shall end when the services are restored or when the elements required for abatement under this paragraph are no longer met. This Section shall not apply to interruption caused by fire, the elements or other casualty or condemnation which is governed by Section 6 of this Lease.

          (f)      Storage Space. Landlord shall also lease to Tenant, a Storage Space area to be demised by Landlord at Landlord’s sole cost and expense on the B-1 level of the Building containing approximately 500 rentable square feet (the actual square footage to be computed by the Landlord’s architect in accordance with the Washington, D.C. Board of Realtors Standard Method of Measurement in effect on the date of execution of this Lease). Such Storage Space area shall not be deemed a part of the Premises. Tenant shall pay rent on the Storage Space area to Landlord in the amount of $1.50 per rentable square foot per month, which rent shall be deemed Additional Rent under this Lease. The rent commencement for the Storage Space shall be as stated in Section 2.1. Tenant shall have the right to terminate its use of the Storage Space area, and the rent payable therefor, at any time upon not less than ninety (90) days written notice to Landlord. If Tenant’s right to occupy the Premises is terminated for any reason, Tenant shall thereupon have no further right to use or occupy the Storage Space area.

3.3	Repairs and Maintenance.

(a)	Tenant’s Care of Premises. Tenant shall:

(i)	keep the Premises and fixtures in good order;

(ii)	make repairs and replacements to the Premises or Building needed because of Tenant’s misuse or negligence, except to the extent that the repairs or replacements are covered by Landlord’s insurance or the insurance Landlord is required to carry under Section 5, whichever is greater;

(iii)	repair and replace special equipment above Building Standard installed by or at Tenant’s request and that serve the Premises only, except (A) to the extent the repairs or replacements are needed because of Landlord’s misuse or negligence, and are not covered by Tenant’s insurance or the insurance Tenant is required to carry under Section 5, whichever is greater; or (B) if the Lease is terminated under paragraphs 6.1 (Damages), 6.2 (Condemnation) or 7.3 (Landlord’s Default);

(iv)	not place or cause to be placed in the Premises any thing that causes a condition whereby the design load (live load) of the floor on which the Premises is located is exceeded without Landlord’s prior written consent; and

(v)	not commit waste.

(b)	Landlord’s Repairs. Except for repairs and replacements that Tenant must make under paragraph 3.3(a), Landlord shall make all other repairs and replacements to the Premises, Building components serving the Premises and the Common Areas consistent with comparable quality buildings in Washington D.C. Tenant shall assign to Landlord any warranties to the extent that any such warranties cover repairs to be made by Landlord under this paragraph 3.3(b). On entire floors within the Premises, Landlord shall nevertheless be responsible for the basic plumbing, electrical, heating, air-conditioning and ventilation systems installed or furnished by Landlord and serving the lobbies, restrooms, elevators, life-safety equipment and janitor and phone closets which are included within such entire floors of the Premises, except that Tenant shall be responsible for any separate

HVAC systems installed by Tenant within the Premises and except that Landlord may, at its option, require Tenant to install separate metering of electrical current to any such separate HVAC systems.

(c)	Time for Repairs. Repairs or replacements required under paragraphs 3.3(a) or 3.3(b) shall be made within a reasonable time using commercially reasonable efforts (depending on the nature of the repair or replacement needed) after Landlord receives written (or, in the case of an emergency, oral) notice of the need for a repair or replacement. Landlord shall have no liability in connection with or arising out of its failure to make any repair or replacement unless it shall first have received a specific written request for the repair or replacement from Tenant and have failed to make the repair within a reasonable period of time given the nature of the repair.

(d)	Surrendering the Premises. Upon the Expiration Date, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for: (i) ordinary wear and tear; (ii) damage by the elements, fire, or other casualty unless Tenant would be required to repair same under paragraph 3.3(a); (iii) condemnation; (iv) damage arising from any cause not required to be repaired or replaced by Tenant; and (v) alterations permitted by this Lease unless Landlord’s consent was conditioned upon their removal. Upon surrender Tenant shall remove from the Premises its personal property, trade fixtures and any alterations required to be removed under paragraph 4.1 and repair any damage to the Premises caused by the removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of theft disposal without credit for any revenues received by Landlord in connection with their disposal.

SECTION 4:
NEGATIVE OBLIGATIONS

4.1	Alterations.

(a)	Definitions. “Alterations” means alterations, additions, substitutions, installations, changes and improvements, but excludes minor decorations, such as the hanging of pictures of a typical weight.

(b)	Consent. Tenant shall not make Alterations without Landlord’s advance written consent. Landlord’s consent shall not be unreasonably withheld or unduly delayed for recarpeting, repainting and other interior Alterations to the Premises that do not adversely affect the Building’s appearance, base building systems (plumbing, electrical, HVAC, fire protection and life safety), value or structural integrity. If consent is withheld, Landlord shall provide to Tenant, at Tenant’s request, a written statement explaining why Landlord’s consent was withheld.

(c)	Conditions of Consent. Landlord may impose reasonable conditions on its consent in paragraph 4.1(b), which conditions may include a requirement that the Alterations be removed by Tenant upon the expiration or termination of this Lease. The provisions of Section 7 of Exhibit C to this Lease, including without limitation the insurance requirements of Section 7(e), shall be applicable to the construction of the Alterations.

(d)	Tenant’s Security System. Tenant shall be permitted, at its sole cost and expense and in compliance with all applicable laws, to install a security system for the Premises, which may be an electronic card key system, provided a reasonable number of card keys shall be provided by Tenant to Landlord to permit emergency entrance by Landlord into the Premises and provided reasonable advance written notice is given to Landlord of such installation.

(e)	Payment and Ownership of Alterations. Alterations made under this paragraph 4.1 shall be at Tenant’s expense. The Alterations shall belong to Landlord when this Lease expires or terminates except for those Alterations required to be removed by Tenant, if any, under paragraph 4.1(c). Nevertheless, Tenant may remove its trade fixtures, furniture, equipment and other personal property if Tenant promptly repairs any damage caused by their removal.

4.2	Assignment and Subleasing.

(a)	Consent Required. Tenant shall not transfer, mortgage, encumber, assign or sublease all or part of the Premises or allow its use by any third party, without Landlord’s advance written consent. Landlord’s consent to any assignment or sublease shall not be unreasonably withheld, conditioned or delayed.

(b)	Recapture. Landlord may, as an alternative to giving the consent required by paragraph 4.2(a), elect to terminate the Lease effective as of the effective date of the proposed sublease or assignment if Tenant is proposing to assign this Lease or to sublease more than 50% of the Premises. If Tenant desires to sublease more than 50%, but less than all, of the Premises, Landlord’s option to recapture shall only apply to that part of the Premises that Tenant desires to sublease. In the event Landlord chooses this alternative, consent shall not be deemed to have been unreasonably withheld. Within fifteen (15) business days of Tenant’s written notice to Landlord of its intent to assign this Lease or to sublease more than 50% of the Premises, Landlord must elect whether it will recapture the Premises or the over 50% portion thereof proposed to be sublet. If Landlord elects this option, Tenant shall have the right to withdraw its request and reinstate the Lease by notice to Landlord given within five (5) days of Landlord’s election to terminate. In the event the Premises or an over 50% portion thereof is recaptured by Landlord pursuant to this paragraph 4.2(b), Tenant shall have no further obligations under this Lease from the date of recapture with respect to the Premises (or the portion thereof recaptured, if less than all is recaptured).

(c)	Reasonableness. Landlord’s consent shall not be considered unreasonably withheld, conditioned or delayed if: (i) the proposed subtenant’s or assignee’s financial responsibility does not meet the same criteria Landlord uses to select comparable Building tenants; (ii) the proposed subtenant or assignee is an existing tenant in the Building or has been contacted by or on behalf of Landlord, within the six (6) months prior to Tenant’s request for consent, as a prospective tenant for the Building; (iii) the proposed subtenant’s or assignee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige; or (iv) the proposed use is inconsistent with the use permitted by paragraph 1.3.

(d)	Procedure.

(i)	Tenant must provide Landlord in writing: (A) the name and address of the proposed subtenant or assignee; (B) the nature of the business the proposed subtenant or assignee will operate in the Premises; (C) the terms of the proposed sublease or assignment; and (D) reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee under paragraph 4.2(c)(i).

(ii)	Landlord shall, within fifteen (15) business days after receiving the information under paragraph 4.2(d)(i), give notice to Tenant consenting, or denying its consent, to the proposed sublease or assignment. If Landlord denies consent, it must explain the reasons for the denial. If Landlord does not give any notice within the fifteen (15) business-day period, then Tenant may sublease or assign part or all of the Premises upon the terms Tenant gave in the information under paragraph 4.2(d)(i).

(e)	Affiliates. Notwithstanding paragraphs 4.2(a), (b), (c) and (d), Tenant may assign or sublease part or all of the Premises without Landlord’s consent to: (i) any corporation or partnership that controls, is controlled by or is under common control with, Tenant; or (ii) any corporation resulting from the merger or consolidation with Tenant, as long as the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant (an “Affiliate”). Tenant shall provide Landlord with notice of any such assignment or subletting within thirty (30) days of such assignment or subletting.

(f)	Conditions. Subleases and assignments by Tenant shall be subject to the terms of this Lease and shall also be subject to the following: (i) the term of any sublease shall not extend beyond the Lease Term (or the Extended Term, if Tenant shall have timely exercised its option under Paragraph 1.6 to extend the Term); (ii) the original Tenant named in this Lease and each successor Tenant shall remain liable for all Lease obligations; (iii) consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases; and (iv) fifty percent (50%) of the consideration (the “Excess Consideration”) received by Tenant from an assignment or sublease that exceeds the amount Tenant must pay Landlord, which amount is to be prorated where a part of the Premises is subleased or assigned, shall also be paid to Landlord. Excess Consideration shall exclude reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of improvements made with Landlord’s approval to the Premises at Tenant’s cost for the assignee or sublessee, any free rent, and other reasonable, out-of-pocket costs paid by Tenant, such as attorney’s fees, directly related to Tenant’s obtaining an assignee or sublessee. Tenant shall pay this Excess Consideration to Landlord within thirty (30) days after receipt. Each payment shall be sent with a detailed statement showing: (A) the total consideration paid by the subtenant or assignee and (B) any exclusions from the consideration permitted by this paragraph. Landlord shall have the right to verify the accuracy of the detailed statement by requesting reasonable evidence thereof which Tenant shall supply to Landlord within thirty (30) days of Landlord’s request.

SECTION 5:
INSURANCE AND LIABILITY

5.1	Insurance.

(a)	Landlord’s Building Insurance. Landlord shall keep the Property, excluding leasehold improvements (leasehold improvements includes the Tenant Improvements and all other improvements made by Tenant to the Premises), insured against damage and destruction in the manner customary for operators of comparable quality office buildings in Washington, D.C..

(b)	Property Insurance. Each party shall keep its personal property and trade fixtures in the Premises and Building insured with “all risks” insurance in an amount to cover one hundred percent (100%) of the replacement cost of the property and fixtures. Tenant shall also keep all leasehold improvements within the Premises insured to the same degree as Tenant’s personal property.

(c)	Liability Insurance. Tenant shall maintain contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of two million dollars ($2,000,000) for personal injuries or deaths of persons occurring in or about the Property and Premises.

(d)	Increases in Insurance Amounts. The amount of insurance required pursuant to this Section 5 shall be subject to increase to the extent it is commercially reasonable. If the parties do not agree on the amount of an increase, then the party requesting the increase shall submit the dispute to arbitration under paragraph 10.1.

(e)	Waiver of Subrogation. Each party waives claims arising in any manner in its (Injured Party’s) favor and against the other party for loss or damage to Injured Party’s property located within or constituting a part or all of the Building or Premises or the improvements or other property therein. This waiver applies to the extent the loss or damage is covered by: (i) the Injured Party’s insurance or (ii) the insurance the Injured Party is required to carry under Section 5, whichever is greater. The waiver also applies to each party’s constituent partners, as well as each party’s directors, officers, employees, shareholders and agents. The waiver does not apply to claims caused by a party’s willful misconduct.

(f)	Insurance Criteria. The insurance policies required to be carried by Tenant pursuant to this Lease shall:

(i)	be issued by insurance companies licensed to do business within the District of Columbia having a general policyholder’s ratings of at least A and a financial rating of at least XI in the most current Best’s Insurance Reports available on the date such policy is written. If the Best’s ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies. If the parties cannot agree they shall submit the dispute to arbitration under paragraph 10.1;

(ii)	name Landlord and its managing agent as additional insureds as their interest may appear;

(iii)	provide that the insurance not be canceled or materially changed in the scope or amount of coverage unless thirty (30) days’ advance notice is given to Landlord;

(iv)	be primary policies — not as contributing with, or in excess of, the coverage that Landlord may carry;

(v)	be permitted to be carried through a “blanket policy” or “umbrella” coverage provided that the policy limits apply in a “per location” basis;

(vi)	have deductibles not greater than $10,000 unless otherwise agreed to by Landlord; and

(vii)	be maintained during the entire Term.

(g)	Evidence of Insurance. By the Commencement Date and upon each renewal of its insurance policies, Tenant shall give certificates of insurance to Landlord. The certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in paragraph 5.1(e). The policies shall be renewed or replaced and maintained by the Tenant. If Tenant fails to maintain the insurance required by this Section 5 or fails to give the required certificate within five (5) days after notice or demand for it, Landlord may, but shall not be obligated to, obtain and pay for that insurance and receive from Tenant, upon demand, reimbursement for all sums paid, plus interest thereon at the rate of ten percent (10%) per annum from the date of Landlord’s payment until the date of Tenant’s reimbursement of Landlord.

     5.2     Indemnification. Tenant agrees to indemnify, defend, and hold harmless Landlord, its agents (including its managing agent and any mortgagee), employees, members, affiliates, and their respective officers, directors, agents and employees, from and against all claims, demands, liabilities, losses, costs, charges and expenses resulting from damage to property or injury (including death) of persons,

(i)	either (x) occurring in, on, or about the Premises, or (y) occurring in, on, or about any facilities, (including, without limitations, common areas, walkways, elevators, stairways, passageways or hallways) the use of which Tenant may have in conjunction with other tenants of the Building, when such injury, death or damage shall be caused in part or in whole by any act, negligence or willful misconduct of, or omissions of any duty with respect to the same, by Tenant, its agents, employees, contractors or licensees;

(ii)	arising from any work or act done or benefiting Tenant in, on, or about the Premises; or

(iii)	otherwise arising from any negligent act, omission or fault of, or negligent omission of any duty of Tenant, or any of its agents, employees, contractors or licensees.

          Additionally, Tenant agrees that Tenant shall contractually require all contractors and sub-contractors doing any work or activity relating to or in connection with the Premises to indemnify and hold harmless the Landlord and the other parties set forth above under the terms of the foregoing indemnity in clause (a) above.

5.3	Limitation of Landlord’s Liability.

(a)	Transfer of Premises. If the Building is sold or transferred, voluntarily or involuntarily, Landlord’s Lease obligations and liabilities accruing after the transfer shall be the sole responsibility of the new owner if: (i) the new owner assumes Landlord’s obligations in writing and (ii) the Tenant’s funds that the Landlord is holding, such as the Security Deposit (or a credit in the amount of such Tenant funds), are given to the new owner.

(b)	Liability for Money Judgment. If Landlord, its constituent partners or its or their employees, officers or agents are ordered to pay Tenant a money judgment because of Landlord’s default, Tenant’s sole remedy to satisfy the judgment shall be against Landlord’s interest in the Property.

(c)	Security. Notwithstanding any Building security that may be provided by Landlord, Tenant is solely responsible for maintaining the security of the Premises and providing any security for its agents, employees or invitees that it deems necessary or advisable. Accordingly, Landlord will have no liability for any injury, damage, theft or other loss to persons or property suffered by Tenant or its agents, employees or invitees as a result of any tortious or criminal act of a third party in or about the Premises or other portion of the Property.

SECTION 6:
LOSS OF PREMISES

6.1	Damages.

(a)	Definition. “Relevant Space” means: (i) the Premises as defined in paragraph 1.2, excluding Tenant’s leasehold improvements; (ii) access to the Premises; and (iii) any part of the Building that provides essential services to the Premises.

(b)	Repair of Damage. If the Relevant Space is damaged in part or whole from any cause and the Relevant Space can be substantially repaired and restored within 180 days from the date of the damage (as reasonably determined by Landlord’s contractor), Landlord shall at its expense promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before the damage. This repair and restoration shall be made within 180 days from the date of the damage unless the delay is due to causes beyond Landlord’s reasonable control.

If the Relevant Space cannot be repaired and restored within the 180 day period, then either party may, within ten (10) days after determining (pursuant to paragraph 6.1(c), if applicable) that the repairs and restoration cannot be made within 180 days, and providing written notice to the other party of such determination, cancel this Lease by giving notice to the other party. Nevertheless, if the Relevant Space is not repaired and restored within 180 days from the date of the damage, then Tenant may cancel the Lease at any time (before notice from Landlord that the Relevant Space has been repaired and restored) after the 180th day and before the 200th day following the date of damage. Tenant shall not be permitted to cancel this Lease if its willful misconduct causes the damage, unless Landlord is not promptly and diligently repairing and restoring the Relevant Space.

(c)	Determining the Extent of Damage. If Tenant disputes the determination of Landlord’s contractor as to the time required for restoration, then the determination will be submitted to arbitration under paragraph 10.1.

(d)	Abatement. Unless the damage is caused by Tenant’s willful misconduct or negligence, the Rent and Additional Rent shall abate in proportion to that part of the Premises that is unfit for use in Tenant’s business. The abatement shall consider the nature and extent of interference to Tenant’s ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until ten (10) business days after Landlord completes the repairs and restoration to the Relevant Space or the part rendered unusable and notice to Tenant that the repairs and restoration are completed, or until Tenant is actively conducting its business in the Premises or the part rendered unusable, whichever is first.

(e)	Tenant’s Property. Notwithstanding anything else in this Section 6, Landlord is not obligated to repair or restore damage to Tenant’s trade fixtures, furniture, equipment or other personal property, or the leasehold improvements, all of which shall be promptly restored or replaced by Tenant.

(f)	Damage to Building. If: (i) more than twenty-five percent (25%) of the Building is damaged, (ii) any mortgagee of the Building will not allow insurance proceeds to be used for repair and restoration, (iii) the damage is not covered by Landlord’s insurance, or (iv) the Lease is in the last twelve (12) months of its Term, then either party may cancel this Lease. To cancel, the canceling party must give notice to the other within thirty (30) days after the date of the damage. The notice must specify the cancellation date, which shall be at least ten (10) days, but not more than sixty (60) days, after the date notice is given.

(g)	Effect of Cancellation. If either party cancels this Lease as permitted by this paragraph 6.1, then this Lease shall terminate on the day specified in the cancellation notice. The Rent, Additional Rent and other charges shall be payable up to the cancellation date. Landlord shall promptly refund to Tenant any prepaid, unaccrued Rent and Additional Rent, accounting for any abatement, plus Security Deposit, if any, less any sum then owing by Tenant to Landlord.

6.2	Condemnation.

(a)	Definitions. The terms “eminent domain,” “condemnation,” “taken” and the like in this paragraph 6.2 include takings for public or quasi-public use and private purchases in place of condemnation by any authority authorized to exercise the power of eminent domain.

(b)	Entire Taking. If the entire Premises or the portions of the Building required for reasonable access to, or the reasonable use of, the Premises are taken by eminent domain, this Lease shall automatically terminate on the earlier of: (i) the date title vests or (ii) the date Tenant is dispossessed by the condemning authority.

(c)	Partial Taking. If the taking of a part of the Premises materially interferes with Tenant’s ability to continue its business operations in substantially the same manner and space, then Tenant may terminate this Lease on the earlier of: (i) the date when title vests, (ii) the date Tenant is dispossessed by the condemning authority, or (iii) sixty (60) days following notice to Tenant of the date when vesting or dispossession is to occur. If there is a partial taking and this Lease continues, then the Lease shall terminate as to the part taken, the Rent and Additional Rent shall abate in proportion to the part of the Premises taken, and Tenant’s pro rata share shall be equitably reduced.

(d)	Rent Adjustment. If the Lease is canceled as provided in paragraphs 6.2(b) or (c), then the Rent, Additional Rent and other charges shall be payable up to the cancellation date. Landlord, considering any abatement, shall promptly refund to

Tenant any prepaid, unaccrued Rent and Additional Rent plus Security Deposit, if any, less any sum then owing by Tenant to Landlord.

(e)	Repair. If the Lease is not canceled as provided for in paragraphs 6.2(b) or (c), then Landlord at its expense shall promptly repair and restore the Premises to the condition that existed immediately before the taking, except for the part taken, to render the Premises a complete architectural unit, but only to the extent of the condemnation award available to Landlord for the damage.

(f)	Awards and Damages. Landlord reserves all rights to damages paid because of any partial or entire taking of the Property, including, without limitation, the Premises and the leasehold interest created by this Lease. Tenant assigns to Landlord any right Tenant may have to the damages or award. Further, Tenant shall not make claims against Landlord or the condemning authority for damages. Notwithstanding anything else in this paragraph 6.2(f), Tenant may claim and recover from the condemning authority a separate award for Tenant’s moving expenses, business dislocation damages, Tenant’s personal property and fixtures, and the unamortized costs of leasehold improvements paid for by Tenant, excluding the Tenant Improvements described in paragraph 1.4 and Exhibit C, provided that such claim and recovery does not have the effect of reducing the award payable to Landlord. Each party shall seek its own award, as limited by this paragraph 6.2(f), at its own expense, and neither shall have any right to the award made to the other.

(g)	Temporary Condemnation. If part or all of the Premises are condemned for a limited period of time (a “Temporary Condemnation”), this Lease shall remain in full force and effect, except that the Rent and Additional Rent and Tenant’s obligations for the part of the Premises taken shall abate during the Temporary Condemnation in proportion to the part of the Premises that Tenant is unable to use in its business operations as a result of the Temporary Condemnation. Landlord shall receive the entire award for any Temporary Condemnation.

SECTION 7:
DEFAULT

7.1	Tenant’s Default.

(a)	Defaults. Each of the following shall constitute a default (“Default”):

(i)	Tenant’s failure to pay Rent or Additional Rent within five (5) days after Tenant receives written notice from Landlord of Tenant’s failure to pay Rent or Additional Rent;

(ii)	Tenant’s failure to pay Rent or Additional Rent by the due date, at any time during a calendar year in which Tenant had previously received on two separate occasions a written notice of its failure to pay Rent or Additional Rent by the due date;

(iii)	Tenant’s failure to maintain the insurance required by paragraph 5.1 or any failure by Tenant to perform or observe any other Tenant obligation under this Lease where such failure materially affects other tenants or the general character of the Building, if such failure is not cured within three (3) business days after written notice by Landlord or (except with respect to maintenance of insurance for which no extension shall be permitted) within such additional time, if any, as is reasonably necessary to promptly and diligently cure the failure;

(iv)	Tenant’s failure to perform or observe any other Tenant obligation under the Lease which is not cured within fifteen (15) days after it receives written notice from Landlord setting forth the failure, or within such additional time, if any, that is reasonably necessary to promptly and diligently cure the failure;

(v)	Tenant’s abandoning the Premises for a period in excess of ten days without paying Rent; or

(vi)	Tenant files a petition in bankruptcy or makes an assignment for the benefit of creditors or fails to vacate or stay any of the following within ninety (90) days after they occur: (A) a petition in bankruptcy is filed against Tenant, (B) Tenant is adjudicated as bankrupt or insolvent, or (C) a receiver, trustee or liquidator is appointed for all or a substantial part of Tenant’s property.

7.2	Landlord’s Remedies.

(a)	Remedies. Landlord, in addition to the remedies given in this Lease or under the law, may do any one or more of the following if Tenant commits a Default:

(i)	terminate this Lease as of the date notice of Landlord’s election to terminate this Lease is sent to Tenant, and Tenant shall then surrender the Premises to Landlord immediately upon receipt of such notice or a copy thereof;

(ii)	enter and take possession of the Premises, either with or without process of law, and remove Tenant, with or without having terminated the Lease;

(iii)	accelerate and declare the unpaid Rent and Additional Rent for the remainder of the Term to be immediately due and payable, and may, at once, take legal action to recover and collect the same, reduced to its present value using a discount rate of seven and one-half percent (7.5%) per annum; and

(iv)	cure the Default (without thereby waiving the Default), and recover from Tenant upon demand all the costs, expenses and disbursements incurred by Landlord to cure the Default.

Provided a Default exists, Tenant waives claims for damages by reason of Landlord’s reentry, repossession or alteration of locks or other entry devices and for damages by reason of any legal process.

(b) No Termination/Waiver. No entry or taking possession of the Premises by Landlord shall be construed as an election by Landlord to terminate this Lease, unless a written notice of such intention is given to Tenant. Pursuit of any remedy provided by this Lease shall not constitute a forfeiture or waiver of any Rent, Additional Rent or other monies due to Landlord hereunder or of any damages accruing to Landlord by reason of any Default. Landlord’s acceptance of Rent or Additional Rent or other monies following any Default shall not be construed as Landlord’s waiver of such Default. No forbearance by Landlord of action upon any violation or breach of any of the terms, provisions and covenants of this Lease shall be deemed or construed to constitute a waiver of any such term, provision or covenant. Forbearance by Landlord to enforce one or more of the remedies provided by this Lease upon a Default shall not be deemed to constituent a waiver of that or any other Default.

(c) Rent. If Landlord terminates this Lease or ends Tenant’s right to possess the Premises because of a Default, Landlord may hold Tenant liable for Rent, Additional Rent and other indebtedness accrued to the date the Lease is terminated or Tenant’s right to possession is ended. If Landlord does not terminate this Lease but only ends Tenant’s right to possess the Premises, Tenant shall, in addition to the aforementioned amount, also be liable for the Rent, Additional Rent and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Default, reduced by any sums Landlord receives by reletting the Premises during the Term pursuant to paragraph 7.2(d), net of any expenses reasonably incurred pursuant to paragraph 7.2(e).

(d) Reletting. In the event Landlord ends Tenant’s right to possession of the Premises without also terminating the Lease, Landlord shall use reasonable efforts to relet the Premises for Tenant’s account in order to mitigate Landlord’s damages. Such reletting may be for such rent, for such time or times (which may be for a term extending beyond the Term of this Lease), in such portions and upon such terms as Landlord in Landlord’s sole discretion shall determine, and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Landlord may give priority over leasing the Premises to any other space Landlord desires to lease in the Building and shall not be required in any case to offer rent, length of terms or other terms for the Premises which are or would be less favorable to Landlord than being offered for comparable space in the Building. In the event of a reletting, Landlord may recover from Tenant the difference between (i) the Rent, Additional Rent and other sums due hereunder and (ii) the rental due under the lease resulting from the reletting, reduced to present value using a seven and one-half percent (7.5%) per annum discount rate.

(e) Other Expenses. Tenant shall also be liable for the following sums paid by Landlord and attributable to Tenant’s Default: (i) broker’s fees incurred by Landlord for reletting part or all of the Premises; (ii) the cost of removing and storing Tenant’s property; (iii) the cost of repairs, alterations and remodeling necessary to put the Premises in a condition acceptable to a new tenant; (iv) reasonable attorneys’ fees and costs incurred and not recoverable under paragraph 11.3; and (v) other expenses incurred by Landlord in enforcing its remedies.

     7.3 Landlord’s Default. Landlord’s failure to perform or observe any of its Lease obligations after a period of thirty (30) business days, or the additional time, if any, that is reasonably necessary to diligently cure the failure, after receiving written notice thereof from Tenant shall be a Default. The notice shall give in reasonable detail the nature and extent of the failure and identify the Lease provision(s) containing the obligation(s). After Tenant receives notice of a Mortgagee’s name and address and request for notice upon Landlord’s Default, Tenant shall provide the notice required by this paragraph to the Mortgagee at the same time Tenant gives notice to Landlord. For purposes of this provision and also paragraph 11.4 below, the definition of Mortgagee shall be deemed to include any institutional capital source electing to take an equity position in Landlord rather than make a loan to Landlord.

     If Landlord commits a Default which materially impairs Tenant’s use and enjoyment of the Premises, Tenant may, in addition to any remedies given in this Lease or under the law that shall be available in the event of any default by Landlord, cure the default and recover from Landlord, upon demand, all costs, expenses and disbursements reasonably incurred by Tenant to cure the Default.

     7.4 Survival. The remedies permitted by this Section 7 and the indemnities in paragraph 5.2 shall survive the termination of this Lease.

SECTION 8:
NONDISTURBANCE

8.1 Subordination.

(a) Mortgages. Subject to paragraph 8.1(b), this Lease is subordinate to all existing and subsequent mortgages covering all or a part of the Property and to all additions, replacements, renewals and modifications of such mortgages.

(b) Non-Disturbance. Landlord represents that there is no current lender on the Property. Landlord shall use its best efforts to obtain from the holder of any subsequent mortgage a non-disturbance agreement which provides that if such mortgage is foreclosed, then: (i) this Lease shall continue; (ii) Tenant’s quiet enjoyment shall not be disturbed if Tenant is not in Default; and (iii) Tenant will attorn to and recognize the mortgagee or purchaser at foreclosure sale (“Successor Landlord”) as Tenant’s landlord for the remaining Term.

(c) Mortgagee Protection. The Successor Landlord shall not be bound by:

(i)	any payment of Rent or Additional Rent made more than one month in advance of its due date;

(ii)	Landlord’s obligations with respect to the Security Deposit unless the Security Deposit was delivered to the Successor Landlord;

(iii)	any offsets, claims or defenses which Tenant may have against a Prior Landlord;

(iv)	any amendment, modification or termination of this Lease without Successor Landlord’s consent after the Successor Landlord’s name is given to Tenant, unless the amendment, modification or termination is specifically authorized by the original Lease and does not require Landlord’s prior agreement or consent;

(v)	any notice given by Tenant to a prior Landlord; and

(vi)	any liability for any breach, act or omission of a prior Landlord.

(d) Self-Operating. This paragraph 8.1 is self-operating. However, Tenant shall execute and delivery any documents requested to confirm this arrangement within five (5) business days of any such request.

8.2 Estoppel Certificate.

(a) Obligation. Either party (the “Answering Party”) shall from time to time, within ten (10) business days after receiving a written request by the other party (the “Asking Party”), execute and deliver to the Asking Party a written statement. This written statement, which may be relied upon by the Asking Party and any third party with whom the Asking Party is dealing, shall certify: (i) the existence of the Lease document and the date and document description of any modifications or amendments thereto; (ii) the Commencement and Expiration Dates of this Lease; (iii) that the Lease, as modified by any modifications and amendments referenced in (i), is in full effect; (iv) whether to the Answering Party’s knowledge the Asking Party is in default or whether the Answering Party has any claims or demands against the Asking Party and, if so, specifying the Default, claim or demand; and (v) to other correct and reasonably ascertainable facts that are covered by the Lease terms.

(b) Remedy. The Answering Party’s failure to comply with its obligation in paragraph 8.2(a) shall be a Default. Notwithstanding paragraphs 7.1(a)(iii) and 7.3, the cure period for this Default shall be five (5) business days after the Answering Party receives notice of the Default.

          8.3 Quiet Enjoyment. Landlord warrants that, so long as Tenant is not in Default, Tenant’s peaceable and quiet enjoyment of the Premises, subject to the Lease terms, shall not be disturbed.

SECTION 9:
LANDLORD’S RIGHTS

          9.1 Rules. Tenant, its employees and invitees, shall comply with: (i) the Building Rules attached as Exhibit E; and (ii) reasonable modifications and additions to the Building Rules adopted by Landlord that: (A) Tenant is given thirty (30) days advance notice of, (B) do not unreasonably and materially interfere with Tenant’s conduct of its business or Tenant’s use and enjoyment of the Premises, (C) are non-discriminatory, and (D) are uniformly applied to all tenants in the-Building. If a Building Rule conflicts with or is inconsistent with any Lease provision, the Lease provision controls. Landlord is not responsible for any other tenant’s failure to observe the Building Rules.

9.2 Mechanics’ Liens.

(a) Tenant to Discharge Liens. Tenant shall, within thirty (30) days after receiving notice of any mechanics’ lien for material or work claimed to have been furnished to the Premises on Tenant’s behalf or at Tenant’s request (except for work contracted by Landlord): (i) discharge the lien or (ii) furnish a lien transfer bond or other security reasonably satisfactory to Landlord.

(b) Landlord’s Discharge. If Tenant does not discharge the lien or provide security within the twenty (20) day period, Landlord may pay any amounts, including interest and legal fees, to discharge the lien. Tenant shall then be liable to Landlord for the amounts paid by Landlord plus interest thereon at the rate of ten percent (10%) per annum from the date of Landlord’s payment until the date of Tenant’s reimbursement of Landlord.

(c) No Consent. This paragraph 9.2 is not a consent to subjecting Landlord’s property to liens. Landlord’s interest in the Property shall not be subject to liens for improvements made by or on behalf of Tenant. Tenant shall notify any contractor making any such improvements of the provisions of this paragraph 9.2(c).

9.3 Right to Enter.

(a) Permitted Entries. Landlord and its agents, servants and employees may enter the Premises at reasonable times, and at any time in an emergency, without charge, liability or abatement of Rent, to: (i) examine the Premises; (ii) make repairs, alterations, improvements and additions either required by the Lease or advisable to preserve the integrity, safety and good order of part or all of the Premises or Building; (iii) provide janitorial and other services required by the Lease; (iv) comply with Applicable Laws under paragraph 3.1; (v) show the Premises to prospective lenders or purchasers and, during the ninety (90) days immediately before this Lease expires, to prospective tenants, accompanied, if requested by Tenant, by a Tenant representative; and (vi) remove any Alterations made by Tenant in violation of paragraph 4.1.

(b) Entry Conditions. Notwithstanding paragraph 9.3(a), entry (except in an emergency or in accordance with paragraph 9.3(a)(iii)) is conditioned upon Landlord: (i) giving Tenant at least twenty-four (24) hours advance notice (which may be oral to Tenant’s local manager); (ii) promptly finishing any work for which it entered; (iii)

causing the least practical interference to Tenant’s business; and (iv) permitting a representative designated by Tenant to accompany Landlord’s representative.

9.4 Holdover.

(a) Holdover Status. If Tenant continues occupying the Premises after the expiration or termination of this Lease (“Holdover”) then:

(i)	if the Holdover is with Landlord’s written consent, it shall be a month-to-month tenancy, terminable on thirty (30) days advance notice by either party. Tenant shall pay at the beginning of each month Rent and Additional Rent that is 125% of the amount due in the last full month immediately preceding the Holdover period, including any Additional Rent, unless Landlord specifies a lower or higher Rent or Additional Rent in the written consent;

(ii)	if the Holdover is without Landlord’s written consent, then Tenant shall be a tenant-at-sufferance. Tenant shall be liable to Landlord for 150% of the amount of Rent and Additional Rent due in the last full month immediately preceding the Holdover period and shall, in the event that Tenant’s holdover is for more than thirty (30) days, in addition be liable for any damages suffered by Landlord because of Tenant’s Holdover arising after such thirty (30) day period, and Landlord’s obligation to Tenant for services and repairs (paragraphs 3.2 and 3.3) shall end. Landlord shall retain its remedies against Tenant if it holds over without written consent.

(b) Holdover Terms. Any Holdover shall, subject to the provisions of paragraph 9.4(a)(ii), be on the same terms and conditions of this Lease except: (i) the Term (paragraph 1.4); (ii) Rent and Additional Rent (paragraphs 2.1 and 2.2); (iii) the Quiet Possession provision (paragraph 8.3) is deleted; (iv) consent to an assignment or sublease may be unreasonably withheld and delayed (paragraph 4.2); (v) the provision on Landlord’s Default is deleted (paragraph 7.3); and (vi) the Defaulting Party may be Tenant only (paragraphs 7.3 and 7.5).

9.5 Signs.

(a) Suite Entrance Signage. Landlord shall install, at its expense, Building Standard signage, displaying Tenant’s name at the entrance(s) to the Premises and displaying Tenant’s name on the directory of tenants in the Building lobby. Subject to Landlord’s design approval, Tenant may install, at its sole cost and expense, above-standard signage at the entrance to the Premises.

(b) Building Entrance Sign. So long as Tenant occupies more rentable square footage in the Building than any other tenant, Tenant shall have the right, at its sole cost and expense, to place its corporate name and logo on the south and the west sides of the column to the right (closest to 18th Street) of the entrance of the Building, and Tenant’s logo shall be subject to Landlord’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right to permanently remove Tenant’s sign from the west side of the above stated column in the event that Landlord makes Building entrance improvements which necessitate such removal. Any such sign shall conform to the Building Standard Sign Specifications. Tenant shall be responsible to obtain any appropriate permits or approval as required by the District of Columbia. At such time, if any, when Tenant no longer occupies more rentable square footage in the Building than any other tenant, Landlord shall have the right, at Tenant’s cost and expense, to remove such building entrance sign and to repair any damage to the Building caused thereby.

(c) Nonpermitted Signs. Other than the signs and listings permitted in paragraphs 9.5(a) and (b), Tenant shall not place or have placed any other signs, listings, advertisements or other notices anywhere else in the Building.

SECTION 10:
DISPUTES

     10.1 Arbitration.

(a) Procedure. For disputes subject to arbitration under paragraph 10.1(c) that are not resolved by the parties within ten (10) days after either party gives notice to the other of its desire to arbitrate the dispute, the dispute shall be settled by binding arbitration by the American Arbitration Association in accord with its then-prevailing rules, except where inconsistent with the express provisions of this paragraph 10.1(a). Unless otherwise agreed, each party shall prepare a Statement of Resolution to the dispute, and the arbitration panel shall choose between them. Evidence before the arbitration panel shall be limited to the appropriateness of each Statement of Resolution. Judgment upon any arbitration award may be entered in any court having jurisdiction. The arbitrators shall have no power to change the Lease provisions or make any decision other than to choose one of the Statements of Resolution as the decision of the arbitration panel. The arbitration panel shall consist of three arbitrators, one of whom must be an independent real estate attorney actively engaged in the practice of law for at least the last five (5) years. Both parties shall continue performing their Lease obligations pending the award in the arbitration proceeding. The arbitrators shall award the prevailing party reasonable expenses and costs, including reasonable attorneys’ fees pursuant to paragraph 11.3, plus interest on the amount due at eighteen percent (18%) per annum or the maximum then allowed by applicable law, whichever is less.

(b) Payment. The losing party shall pay to the prevailing party the amount of the final arbitration award. If payment is not made within ten (10) business days after the date the arbitration award is no longer appealable, then in addition to any remedies under the law: (i) if Landlord is the prevailing party, it shall have the same remedies for failure to pay the arbitration award as it has for Tenant’s failure to pay the Rent; and (ii) if Tenant is the prevailing party, it may deduct any remaining unpaid award from its monthly payment of Rent or Additional Rent.

(c) Arbitration. The following disputes are subject to arbitration:

(i)	any dispute that is expressly made subject to arbitration pursuant to other provisions of this Lease;

(ii)	any disputes that the parties agree to submit to arbitration;

(iii)	the amount of any abatement of Rent and Additional Rent because of casualty, loss or condemnation; and

(iv)	whether Landlord’s withholding of consent is unreasonable or unduly delayed under paragraphs 4.2(a) and (c).

SECTION 11:
MISCELLANEOUS

          11.1 Broker’s Warranty. The parties warrant that Spaulding & Slye Services Limited Partnership, which represents Landlord, and Julien J. Studley Inc., which represents Tenant, are the only brokers they have dealt with on this Lease. The party who breaches this warranty shall defend, hold harmless and indemnify the nonbreaching party from any claims or liability arising from the breach. Landlord is solely responsible for paying the commission of said named brokers.

          11.2 Parking Areas. Landlord shall keep and maintain in good condition any parking facilities that may be provided. Landlord reserves the right to control the method, manner and time of parking in parking spaces. Subject to compliance with such rules and regulations as Landlord may impose from time to time and timely payments of Landlord’s parking charges in effect from time to time (which shall be at prevailing market rates), Landlord will make available to Tenant or its employees, upon not less than one full calendar month’s notice, up to twenty-three (23) unreserved parking spaces; provided that failure to make available any such spaces for reasons beyond the reasonable control of Landlord shall not constitute a default by Landlord hereunder. If Tenant does not, prior to the Rent Commencement Date, give written notice to Landlord of Tenant’s intent to utilize the parking spaces available for Tenant or its employees and make the first monthly payments for use of such spaces, Tenant’s right to the parking spaces not so paid for shall be deemed to have been waived, and Tenant will have no further rights to such parking spaces under this paragraph 11.2. Tenant’s employees who pay for monthly parking shall have access to the parking garage 24 hours a day, 365 days/year.

          11.3 Attorneys’ Fees. In any litigation or arbitration between the parties regarding this Lease, the losing party shall pay to the prevailing party all reasonable expenses and court costs including attorneys’ fees incurred by the prevailing party. A party shall be considered the prevailing party if: (i) it initiated the litigation and substantially obtains the relief it sought, either through a judgment or the losing party’s voluntary action before arbitration (after it is scheduled), trial or judgment; (ii) the other party withdraws its action without substantially obtaining the relief it sought; or (iii) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought.

          11.4 Notices. Unless a Lease provision expressly authorizes oral notice, all notices under this Lease shall be in writing and by personal delivery, by registered or certified mail or by a nationally recognized overnight carrier, as follows:

To Tenant:	To Landlord:

Before Rent Commencement Date:	1899 L Street LLC c/o Fosterlane Management Corp.
Blackboard, Inc. 1111 19th Street, N.W., Suite 600 Washington, DC 20036 Attention: General Counsel	400 Northcreek, Suite 700 3715 Northside Parkway Atlanta, GA 30327 Attention: Vice President

After Rent Commencement Date:	With a copy to:

Blackboard, Inc. 5th Floor, 1899 L Street, N.W. Washington, DC 20036 Attention: General Counsel	Spaulding & Slye/Colliers International 1025 Thomas Jefferson Street, N.W. Suite 650 Washington, D.C. 20007 Attention: Mike Renner

With a copy to:

Greenberg Traurig 1750 Tysons Boulevard, Suite 1200 McLean, VA 22102 Attention: Jeffrey R. Houle, Esq

          Either party may change these persons or addresses by giving notice as provided above. Tenant shall also give required notices to Landlord’s Mortgagee (or capital source as described in paragraph 7.3 above) after receiving notice from Landlord of the Mortgagee’s name and address. Notice shall be considered given and received (i) on the day delivered if personally delivered, ii) on the earlier of (a) the third (3rd) day after being sent or (b) delivery or attempted delivery date as indicated on the postage receipt(s) if sent by registered or certified mail or (iii) the next business day after deposit with a nationally recognized overnight carrier for next business day delivery as indicated on the receipt retained by the sender.

          11.5 Partial Invalidity. If any Lease provision is invalid or unenforceable to any extent, then that provision and the remainder of this Lease shall continue in effect and be enforceable to the fullest extent permitted by law.

          11.6 Waiver. The failure of either party to exercise any of its rights is not a waiver of those rights. A party waives only those rights specified in writing and signed by the party waiving its rights.

          11.7 Time of the Essence. Time is of the essence of this Lease and of each and all of the provisions hereof.

          11.8 Binding on Successors. This Lease shall bind the parties’ heirs, successors, representatives and permitted assigns.

          11.9 Governing Law. This Lease shall be governed by the laws of the District of Columbia.

          11.10 Insurance Increase. If due to Tenant’s particular use of the Premises Landlord’s insurance rates are increased, Tenant shall pay the increase.

          11.11 Lease not an Offer. Landlord gave this Lease to Tenant for review. It is an offer to lease. This Lease shall not be binding unless signed by both parties.

          11.12 Recording. Recording of this Lease is prohibited except as allowed in this paragraph 11.12. At the request of either party, the parties shall promptly execute and record, at the cost of the requesting party, a short form memorandum describing the Premises and stating this Lease’s Term (and option to extend the Term), its Commencement and Expiration Dates, notice of the provisions of paragraph 9.2, and other information the parties agree to include.

          11.13 Survival of Remedies. The parties’ remedies shall survive the termination of this Lease when the termination is caused by the Default of the other party.

          11.14 Authority of Parties. Each party warrants that it is authorized to enter into this Lease, that the person signing on its behalf is duly authorized to execute the Lease, and that no other signatures are necessary.

          11.15 Business Days. Throughout this Lease, wherever “days” are used the term shall refer to calendar days. Wherever the term “business days” is used the term shall refer to business days. Business days shall mean Monday through Friday inclusive, excluding holidays identified in paragraph 3.2(b).

          11.16 Entire Agreement. This Lease contains the entire agreement between the parties with respect to the Premises and Property. Except for the Rules, as to which paragraph 9.1(a) controls, this Lease shall be modified only by a writing signed by the party against whom enforcement of the modification in sought.

          11.17 Waiver of Jury Trial. The undersigned parties hereby waive trial by jury in any proceeding based upon or arising out of this Lease or the landlord-tenant relationship created by this Lease.

          11.18 Definition of Lease. This Lease consists of the following:

(i)	Title Page;

(ii)	Table of Contents;

(iii)	Sections 1 through 11;

(iv)	Signature Block or Page;

(v)	Schedule of Rents;

(vi)	Exhibits A through H;

(a)	Exhibits A and A-1: Floor plans of 5th Floor and 4th Floor Premises

(b)	Exhibit B: Legal Description of the Land

(c)	Exhibit C: Work Letter

(d)	Exhibit D: Cleaning Specifications for the Premises

(e)	Exhibit E: Building Rules

(f)	Exhibit F: Expansion Spaces

(g)	Exhibit G: Plan of Storage Space

(h)	Exhibit H: Environmental Provisions

(vii)	Riders 1 and 2

WITNESSES:	LANDLORD:

1899 L STREET LLC a Delaware limited liability company

/s/ Carol Austin	By:	/s/ A. Alharoun

Name: Carol Austin	Name:	A. Alharoun
	Title:	SVP
/s/ Terri Chesser	Date:	11/24/99

Name: Terri Chesser

TENANT:

BLACKBOARD, INC. a Delaware corporation

/s/ Alan R. Stewart	By:	/s/ Andrew H. Rosen

Name: Alan R. Stewart	Name:	Andrew H. Rosen
	Title:	Vice President and General Counsel
/s/ Steven A. London	Date:	11/23/99

Name: Steven A. London

SCHEDULE OF RENTS

To Office Lease dated November ___, 1999,
between
1899 L STREET LLC,
“Landlord”
and
BLACKBOARD, INC.
“Tenant”
(the “Lease”)

     The Rent to be paid by Tenant to Landlord pursuant to paragraph 2.1 of the Lease shall be in accordance with the following Schedule:

	Annual Rate of Rent	Amount Due by
	per Square Foot of	the First day
	Rentable Area in	of Each Month
Applicable Period	the Premises	During the Term

April 1, 2000 to March 31, 2001	$28.00	$54,926.67
April 1, 2001 to March 31, 2002	$28.70	$56,299.83
April 1, 2002 to March 31, 2003	$29.42	$57,707.33
April 1, 2003 to March 31, 2004	$30.15	$59,150.01
April 1, 2004 to March 31, 2005	$30.91	$60,628.76

RIDER NO. 1

To Office Lease dated November 22, 1999,
between
1899 L STREET LLC,
“Landlord”
and
BLACKBOARD, INC.
“Tenant”
(the “Lease”)

     1.     Incorporation. This Rider is one of two Rider(s) to the Lease and is by this reference incorporated into and made a part of the Lease.

     2.     Definitions. The terms used in this Rider without definition that are defined in the Lease shall have the same meaning in this Rider as in the Lease.

     3.     Conflict. In the event of any conflict between the terms of this Rider and the terms of the Lease, this Rider shall govern.

     4.     Expansion Rights.

4.1. Grant of Expansion Rights. Landlord hereby grants to Tenant the right, in accordance with the terms of this Rider, to lease each portion of the Building which is identified as Expansion Space on Exhibit “F” to the Lease (the “Expansion Space”).

4.2. 12th Floor Expansion Space. Tenant shall have no right to lease the 12th Floor Expansion Space (consisting of approximately 10,199 rentable square feet on the 12th floor (the entire floor), measured in accordance with the D.C. Board of Realtors Standard Method of Measurement) unless it shall have notified Landlord in writing, no earlier than twelve (12) months and not later than ten (10) months prior to June 1, 2001 (the “12th Floor Availability Date”), that Tenant desires to lease such space (a “12th Floor Exercise Notice”). If Tenant shall provide a timely 12th Floor Exercise Notice, Landlord shall lease the 12th Floor Expansion Space to Tenant, and Tenant shall take such space from Landlord, on the 12th Floor Availability Date and on the terms and conditions set forth in this Rider. Notwithstanding the above, if Landlord shall notify Tenant in writing of an earlier date on which the 12th Floor Expansion Space will be available for lease (the “Accelerated 12th Floor Availability Date”), Tenant shall have no further rights to lease the 12th Floor Expansion Space pursuant to this Paragraph 4.2 unless, within thirty (30) days after receipt of such notice, Tenant shall notify Landlord that Tenant agrees to lease the 12th Floor Expansion Space on the Accelerated 12th Floor Availability Date and on the terms and conditions set forth in this Rider.

4.3.8th and 9th Floor Expansion Space. Tenant shall have no right to lease the 8th and 9th Floor Expansion Space (consisting of approximately 11,770 rentable square feet on the 9th floor (the entire floor), and approximately 4,026 rentable square feet on a portion of the 8th floor, each measured in accordance with the D.C. Board of Realtors Standard Method of Measurement) unless it shall have notified Landlord in writing, no earlier than twelve (12) months and not later than ten (10) months prior to March 1, 2002 (the “8th and 9th Floor Availability Date”), that Tenant desires to lease such space (a “8th and 9th Floor Exercise Notice”). If Tenant shall provide a timely 8th and 9th Floor Exercise Notice, Landlord shall lease the 8th and 9th Floor Expansion Space to Tenant, and Tenant shall take such space from Landlord, on the 8th and 9th Floor Availability Date and on the terms and conditions set forth in this Rider. Notwithstanding the above, if Landlord shall notify Tenant in writing of an earlier date on which the 8th and 9th Floor Expansion Space will be available for lease (the “Accelerated 8th and 9th Floor Availability Date”), Tenant shall have no further rights to lease the 8th and 9th Floor Expansion Space pursuant to this Paragraph 4.3 unless, within thirty (30) days after receipt of such notice, Tenant shall notify Landlord that Tenant agrees to lease the 8th and 9th Floor Expansion Space on the Accelerated 9th Floor Availability Date and on the terms and conditions set forth in this Rider.

4.4. 7th Floor Expansion Space. Tenant shall have no right to lease the 7th Floor Expansion Space (consisting of approximately 5,059 rentable square feet on a portion of the 7th floor, measured in accordance with the D.C. Board of Realtors Standard Method of Measurement) unless it shall have notified Landlord in writing, no earlier than twelve (12) months and not later than ten (10) months prior to March 1, 2002 (the “7th Floor Availability Date”), that Tenant desires to lease such space (a “7th Floor Exercise Notice”). If Tenant shall provide a timely 7th Floor Exercise Notice, Landlord shall lease the 7th Floor Expansion Space to Tenant, and Tenant shall take such space from Landlord, on the 7th Floor Availability Date and on the teens and conditions set forth in this Rider, provided the current tenant shall not have exercised its existing renewal option. Notwithstanding the above, if after receipt of a timely 7th Floor Exercise Notice, but at least thirty (30) days prior to the 7th Floor Availability Date, Landlord shall notify Tenant in writing that the existing occupant has signed a new lease covering the 7th Floor Expansion Space or has renewed or extended its lease covering such space, Tenant shall have no further rights to lease the 7th Floor Expansion Space if Landlord shall notify Tenant in writing of an earlier date on which the 7th Floor Expansion Space will be available for lease (the “Accelerated 7th Floor Availability Date”), Tenant shall have no further rights to lease the 7th Floor Expansion Space pursuant to this Paragraph 4.4 unless, within thirty (30) days after receipt of such notice, Tenant shall notify Landlord that Tenant agrees to lease the 7th Floor Expansion Space on the Accelerated 7th Floor Availability Date and on the terms and conditions set forth in this Rider.

4.5. Conditions of Exercise. Tenant may only exercise a right to lease Expansion Space, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of the right and on the relevant Availability Date (or Accelerated Availability Date) the Lease is in full force and effect, Tenant is not in Default under the Lease beyond any applicable grace period and Tenant has not sublet more than ten percent (10%) of the Premises or Expansion Space. All time periods specified in Paragraphs 4.2, 4.3 and 4.4 above shall be deemed of the essence.

4.6. Rent and Additional Rent. The Rent per square foot of rentable area for any portion of the Expansion Space shall be equal to the then prevailing market rent (including then-current market concessions, if any) for a lease of comparable space for a

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term equal to the then remaining initial Term of the Lease. If Landlord and Tenant are unable to agree upon such Rent, the Rent for the relevant Expansion Space shall be decided by designated brokers in the manner set forth in paragraph 1.6 of the Lease. Additional Rent shall also be payable as provided in the Lease after adjustment to the size of the Premises (but with the Base Year adjusted to the then current year with respect to the Expansion Space) and Tenant’s pro rata share as provided for in this Rider.

4.7. Premises Expanded. Provided Tenant has validly exercised its right to lease a portion of the Expansion Space, then effective as of the Availability Date (or Accelerated Availability Date) for such space such portion of the Expansion Space shall be included in the Premises and the rentable area of the Premises shall be increased by the rentable area of the applicable Expansion Space. In connection with the increase of the rentable area of the Premises, Tenant’s pro rata share shall recalculated according to the method prescribed in Lease paragraph 2.2(a)(iii). Being part of the Premises, any Expansion Space shall be subject to all of the terms, conditions and provisions of the Lease.

4.8. Acceptance “As Is”. Subject to any improvement allowances or other concessions that may be determined to be a component of the then prevailing market rent for the Expansion Space, any Expansion Space shall be accepted by Tenant in its “as is” condition.

4.9. Amendment to Lease. In the event Tenant validly exercises its right to lease a portion of the Expansion Space, then, within five (5) business days after request by either party hereto, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to such portion of the Expansion Space as determined in accordance with this Rider.

4.10. Failure to Deliver Expansion Space. Landlord shall use all reasonable efforts to deliver possession of the portion of the Expansion Space as to which Tenant has exercised its right to lease on the relevant Availability Date (or Accelerated Availability Date), but Landlord shall not be subject to any liability for failure to deliver timely possession of such space due, in whole or in part, to events beyond Landlord’s reasonable control. Such failure to deliver timely possession shall not affect the validity of the Lease, the obligations of either Landlord or Tenant thereunder, or the terms and conditions of the Lease, which shall remain unchanged and in full force and effect; provided, however, that Rent for the Expansion Space shall not commence until delivery of the Expansion Space to Tenant.

     5.     Right of First Refusal.

5.1. Grant of Right of First Refusal. Landlord hereby grants to Tenant the right, in accordance with the terms of this Rider, to lease that portion of the 7th floor of the Building shown on Exhibit F-3 to the Lease, containing approximately 6,578 rentable square feet (the “First Refusal Space”) should such First Refusal Space become available for leasing during the Term of this Lease and should Landlord be otherwise prepared to offer to lease to a bona fide arms-length prospect (a “Bona Fide Prospect”).

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5.2. Prospect Notice. Prior to accepting an offer from any Bona Fide Prospect to lease the First Refusal Space, Landlord shall provide to Tenant a copy of the offer setting forth the terms and conditions upon which said Bona Fide Prospect proposes to lease the First Refusal Space(the “Prospect Offer”).

5.3. Exercise of Right of First Refusal. Tenant’s right to lease the First Refusal Space upon the terms and conditions described in the Prospect Offer shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise such right given within five (5) business days after receipt by Tenant of the Prospect Offer, time being of the essence. If the right is not timely exercised, Tenant’s right of first refusal shall terminate, and Landlord may thereafter lease the First Refusal Space in accordance with the Prospect Offer without further notice to Tenant, and free of any rights of Tenant.

5.4. Conditions of Exercise. Tenant may only exercise its right to lease the First Refusal Space, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of the right and on the first date on which Tenant would have a right to occupy the First Refusal Space the Lease is in full force and effect and Tenant is not in Default under the Lease.

5.5. Amendment to Lease. In the event Tenant validly exercises its right to lease the First Refusal Space, then, within ten (10) days after request by either party hereto, Landlord and Tenant shall enter into a written amendment to the Lease confirming the terms, conditions and provisions applicable to the First Refusal Space as determined in accordance with the Prospect Offer.

     6.     Parking. In the event the Premises are expanded in accordance with this Rider, Tenant shall have the option to increase the number of unreserved parking spaces, if any, available to Tenant pursuant to Lease paragraph 11.2 by one (1) parking space for each 1,300 square feet of rentable area added to the Premises. This option shall be exercisable by delivery of written notice to Landlord within ninety (90) days after the first date such added space is occupied by Tenant.

     7.     Assignment and Subleasing. In the event of an assignment or sublease (other than to an Affiliate), all then unexercised Expansion Rights and First Refusal Rights granted by this Rider shall terminate.

     8.     Modification Limited. Except to the extent expressly provided by this Rider, the Lease shall remain in full force and effect without modification.

     9.     No Conflict. Landlord hereby represents and warrants to Tenant that, except for certain extension options held by the current tenant of the 7th Floor Expansion Space, Landlord has not granted any other expansion rights or options or any other rights of first offer, negotiation or refusal or any other similar rights with respect to the Expansion Space or the First Refusal Space. Landlord covenants that it will not hereafter grant any expansion rights or options or any rights of first offer, negotiation or refusal or any other similar rights with respect to the

4

Expansion Space or the First Refusal Space that would be prior or senior to the rights of Tenant under this Rider 1.

     10.     Notification. Landlord shall use reasonable efforts to notify Tenant promptly when additional space becomes available in the Building. In the event that additional space becomes available in the Building, and Tenant desires to lease such additional space from Landlord, Landlord and Tenant shall, in good faith, attempt to negotiate a lease for such additional space, but Landlord shall not be prohibited from also soliciting offers from, or negotiating with, other prospective tenants for such additional space.

     The parties have through their authorized representatives entered into this Rider as of the date of the Lease.

WITNESSES:	LANDLORD:

1899 L STREET LLC a Delaware limited liability company

/s/ Carol Austin	By:	/s/ A. Alharoun

Name: Carol Austin	Name:	A. Alharoun
	Title:	SVP
/s/ Terri Chesser	Date:	11/24/99

Name: Terri Chesser

TENANT:

BLACKBOARD, INC. a Delaware corporation

/s/ Alan R. Stewart	By:	/s/ Andrew H. Rosen

Name: Alan R. Stewart	Name:	Andrew H. Rosen
	Title:	Vice President and General Counsel
/s/ Steven A. London	Date:	11/23/99

Name: Steven A. London

(Seal)

5

RIDER NO. 2
To Office Lease dated November 22, 1999,
between
1899 L STREET LLC,
“Landlord”
and
BLACKBOARD, INC.
“Tenant”
(the “Lease”)

     1.     Incorporation. This Rider is one of two Rider(s) to the Lease and is by this reference incorporated into and made a part of the Lease.

     2.     Definitions. The terms used in this Rider without definition that are defined in the Lease shall have the same meaning in this Rider as in the Lease.

     3.     Conflict. In the event of any conflict between the terms of this Rider and the terms of the Lease, this Rider shall govern.

     4.     Irrevocable Letter of Credit. Tenant may post the Security Deposit required by paragraph 2.5 of the Lease by way of an irrevocable, unconditional letter of credit, issued by a bank acceptable to Landlord in its sole discretion, which shall be renewed annually or when applicable and made payable upon sight to Landlord in the amount set out in paragraph 2.5 for the Security Deposit. Landlord agrees to accept such an initial letter of credit from Silicon Valley Bank, but Tenant shall replace such initial letter of credit with a comparable letter of credit from Bank of American N.A. within 20 days after the Commencement Date of this Lease. If Tenant is entitled pursuant to paragraph 2.5 to a reduction in the amount of the Security Deposit, the then existing letter of credit shall be returned to Tenant if and when Tenant posts with Landlord a substitute letter of credit meeting the above requirements in the amount of the reduced Security Deposit. No letter of credit provided pursuant to paragraph 2.5 shall have an expiration date that is within sixty (60) days prior to or within sixty (60) days subsequent to the then expiration date of the term of this Lease. The letter of credit shall be drawable by delivery to the issuing bank of a certification by Landlord or its managing agent that a Default has occurred under the Lease or that the letter of credit is due to expire within the ensuing 30-day period and has not been replaced. Sums drawn pursuant to the letter of credit shall be held and disbursed in the manner described in the Lease for the Security Deposit. Unless a cash Security Deposit is substituted therefor, the letter of credit or a substitute letter of credit meeting the requirements of this Rider shall be maintained in effect during the entire Term of the Lease (unless the Lease is earlier terminated). The letter of credit shall be returned to Tenant at such time as Tenant has fulfilled all of its obligations under the Lease and the Term of the Lease has expired (or been earlier terminated). In the event of a sale of the Building of which the Premises are a part, Landlord shall have the right to transfer the letter of credit to the transferee of the Building, and thereafter Landlord shall be released of all liability for the return of the letter of credit. In such instance, Tenant agrees to look solely to said transferee for the return of the letter of credit.

     5.     Modification Limited. Except to the extent expressly provided by this Rider, the Lease shall remain in full force and effect without modification.

     The parties have through their authorized representatives entered into this Rider as of the date of the Lease.

WITNESSES:	LANDLORD:

1899 L STREET LLC a Delaware limited liability company

/s/ Carol Austin	By:	/s/ A. Alharoun

Name: Carol Austin	Name:	A. Alharoun
/s/ Terri Chesser	Title:	SVP
	Date:	11/24/99
Name: Terri Chesser
TENANT:

BLACKBOARD, INC. a Delaware corporation

/s/ Alan R. Stewart	By:	/s/ Andrew H. Rosen

Name: Alan R. Stewart	Name:	Andrew H. Rosen
/s/ Steven A. London	Title:	Vice President and General Counsel

Name: Steven A. London	Date:	11/23/99

(Seal)

2

AMENDMENT TO LEASE AGREEMENT

     This AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is dated February 16th, 2000 between 1899 L Street LLC, a Delaware limited liability company (“Landlord”), and Blackboard, Inc., a Delaware corporation (“Tenant”), and with reference to the following facts and circumstances:

RECITALS

     A.     Landlord and Tenant entered into that certain Lease Agreement, dated November 22, 1999 (the “Lease”), covering an aggregate of approximately 23,540 rentable square feet on the 4th and 5th floors (the “Original Premises”) of the office building known as the 1899 L Street Building situated in the District of Columbia (the “Building”), as more particularly set forth in the Lease.

     B.     Rider 1 to the Lease grants to Tenant (1) certain rights to lease additional space in the Building (the “Expansion Space”) and (2) a right to lease a portion of the 7th floor of the Building, containing approximately 6,578 rentable square feet (the “First Refusal Space”) if Landlord proposes to lease such First Refusal Space to a third party.

     C.     Landlord has offered to lease the First Refusal Space to Tenant, and Tenant has accepted such offer, on the terms and conditions herein set forth.

     D.     The parties desire to amend the Lease to reflect the terms and conditions upon which the First Refusal Space is being leased to Tenant.

     NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid by Landlord to Tenant, the covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree that the Lease is hereby amended as follows:

     1.     Except as otherwise specifically set forth herein, the “Premises” shall hereafter be deemed to include both the Original Premises and the First Refusal Space.

     2.     The Rent for the Premises shall be the sum of the Rent for the Original Premises and the Rent for the First Refusal Space. The Rent for the Original Premises shall be as set forth in the Schedule of Rents attached to the Lease. The Rent for the First Refusal Space shall be as follows:

	Annual Rate of Rent	Amount Due by
	per Square Foot of	the First day
	Rentable Area in	of Each Month
Applicable Period	the Premises	During the Term

April 1, 2000 to March 31, 2001	$29.50	$16,170.92
April 1, 2001 to March 31, 2002	$30.24	$16,575.19
April 1, 2002 to March 31, 2003	$30.99	$16,989.57

3

	Annual Rate of Rent	Amount Due by
	per Square Foot of	the First day
	Rentable Area in	of Each Month
Applicable Period	the Premises	During the Term

April 1, 2003 to March 31, 2004	$31.77	$17,414.31
April 1, 2004 to March 31, 2005	$32.56	$17,849.67

     3.     In the event the Lease is terminated by Tenant as of the Termination Date pursuant to Paragraph 1.7 of the Lease, the “Termination Fee” shall be determined in accordance with said Paragraph 1.7.

     4.     Tenant’s initial “pro rata share” referenced in Paragraph 2.2(a)(iii) of the Lease is hereby changed from “17.85%” to “22.92%.”

     5.     Concurrently with the first annual renewal of the existing Letter of Credit Tenant shall deposit with Landlord an additional $17,000, either in cash or in the form of a letter of credit acceptable to Landlord, which shall be added to the Security Deposit specified in Paragraph 2.5 of the Lease.

     6.     The number of unreserved parking spaces to be made available by Landlord to Tenant pursuant to Paragraph 11.2 of the Lease is hereby increased from “twenty-three (23)” to “twenty-eight (28).” This provision satisfies the requirement of Section 6 of Rider 1 to the Lease with respect to the First Refusal Space.

     7.     Section 5 of Rider 1 to the Lease shall be of no further force or effect.

     8.     The “Improvement Allowance” to be paid by Landlord to Tenant pursuant to Section 6(a) of Rider 2 to the Lease is hereby increased from “$282,480” to “$361,416.”

     9.     Notwithstanding anything in Paragraph 1.4 of the Lease or in Exhibit C to the Lease to the contrary, Landlord shall, at its sole cost and expense, install a sprinkler system, new ceiling grid, ceiling tiles and parabolic light fixtures, all in accordance with building standards, throughout the First Refusal Space.

     10.     The parties hereto agree that, except as expressly set forth herein, there are no rent concessions, tenant allowances, cash inducements or other considerations or concessions to be made to Tenant in consideration of Tenant’s entering into this Amendment other than as expressly set forth herein.

     11.     Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings given to such terms in the Lease.

     12.     Except as expressly amended herein, the Lease is hereby confirmed and shall remain in full force and effect, without impairment or modification.

     IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed on the day and year first above written.

4

LANDLORD:

1899 L STREET LLC a Delaware limited liability company

By:	/s/ A. Alharoun

Name:	A. Alharoun
Title:	SVP
Date:

By:	/s/ David G. Howard

Name:	David G. Howard
Title:	Vice President & Secretary
Date:

TENANT:

BLACKBOARD, INC. a Delaware corporation

By:	/s/ Alan R. Stewart

Name:	Alan R. Stewart
Title:	Chief Financial Officer
Date:	February 14, 2000

5

SECOND AMENDMENT TO LEASE AGREEMENT

     This SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is dated July _______, 2000 between 1899 L Street LLC, a Delaware limited liability company (“Landlord”), and Blackboard, Inc., a Delaware corporation (“Tenant”), and with reference to the following facts and circumstances:

RECITALS

     A.     Landlord and Tenant entered into that certain Lease Agreement, dated November 22, 1999 (the “Lease”), covering an aggregate of approximately 23,540 rentable square feet on the 4th and 5th floors (the “Original Premises”) of the office building known as the 1899 L Street Building situated in the District of Columbia (the “Building”), as more particularly set forth in the Lease.

     B.     Pursuant to an Amendment to Lease Agreement dated February 16, 2000 (the “First Amendment”), Landlord also leased to Tenant “” a portion of the 7th floor of the Building, containing approximately 6,578 rentable square feet (the “Additional Premises” and, together with the Original Premises, the “Existing Premises”).

     C.     Tenant has requested that Landlord lease to it the 700 sq. ft. of space on the lower level of the Building shown on Exhibit A hereto (the “Lower Level Space”), and Landlord is willing to lease the Lower Level Space to Tenant on the terms and conditions herein set forth.

     D.     The parties desire to further amend the Lease to reflect the terms and conditions upon which the Lower Level Space is being leased to Tenant.

     NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid by Landlord to Tenant, the covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree that the Lease is hereby amended, effective as of August 1, 2000, as follows:

     1.     Except as otherwise specifically set forth herein, the “Premises” shall hereafter be deemed to include both the Existing Premises and the Lower Level Space.

     2.     The Rent for the Premises shall be the sum of the Rent for the Existing Premises and the Rent for the Lower Level Space. The Rent for the Existing Premises shall be as set forth in the Schedule of Rents attached to the Lease and in Paragraph 2 of the First Amendment. The Rent for the Lower Level Space shall be as follows:

	Annual Rate of Rent	Amount Due by
	per Square Foot of	the First day
	Rentable Area in	of Each Month
Applicable Period	the Premises	During the Term

April 1, 2000 to March 31, 2001	$19.00	$1,108.33
April 1, 2001 to March 31, 2002	$19.48	$1,136.44
April 1, 2002 to March 31, 2003	$19.96	$1,164.44
April 1, 2003 to March 31, 2004	$20.46	$1,193.55
April 1, 2004 to March 31, 2005	$20.97	$1,223.39

     3.     The Lower Level Space is designed for storage, and Landlord shall be required to provide to the Lower Level Space only those utilities and other services, including HVAC, otherwise required by the Lease to the extent consistent with storage use. For example, Landlord shall not be required to provide any janitorial services to the Lower Level Space. Tenant may, however, use the Lower Level Space for general office uses in addition to any storage uses.

     4.     In addition to Tenant’s termination rights under Paragraph 1.7 of the Lease, Tenant shall also have the right to terminate the Lease, with respect to the Lower Level Space only, as of the end of any calendar month subsequent to July 2001, by giving written notice of such termination to Landlord not less than 120 days prior to such termination date.

     5.     The “Termination Fee” referenced in Paragraph 1.7 of the Lease shall be increased by the amount of $1,330.00 with respect to this Amendment.

     6.     Tenant’s “pro rata share” referenced in Paragraph 2.2(a)(iii) of the Lease is hereby changed from “22.92%” to “23.45%.”

     7.     The parties hereto agree that, except as expressly set forth herein, there are no rent concessions, tenant allowances, cash inducements or other considerations or concessions to be made to Tenant in consideration of Tenant’s entering into this Amendment other than as expressly set forth herein.

     8.     Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings given to such terms in the Lease.

     9.     Except as expressly amended herein, the Lease is hereby confirmed and shall remain in full force and effect, without impairment or modification.

     IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed on the day and year first above written.

TENANT:		LANDLORD:

BLACKBOARD, INC. a Delaware corporation		1899 L STREET LLC a Delaware limited liability company

By:	/s/ Andrew H. Rosen	By:	/s/ A. Alharoun

Name:	Andrew H. Rosen	Name:	A. Alharoun
Title:	EVP & General Counsel	Title:	SVP
Date:	7/31/00	Date:	8/8/00

		By:	/s/ David G. Howard

		Name:	David G. Howard
		Title:	Vice President & Secretary
Date:

THIRD AMENDMENT TO LEASE AGREEMENT

     This THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is dated as of January 31, 2001 between 1899 L Street LLC, a Delaware limited liability company (“Landlord”), and Blackboard Inc., a Delaware corporation (“Tenant”), and with reference to the following facts and circumstances:

RECITALS

     A.     Landlord and Tenant entered into that certain Lease Agreement, dated November 22, 1999 (the “Lease”), covering an aggregate of approximately 23,540 rentable square feet on the 4th and 5th floors (the “Original Premises”) of the office building known as the 1899 L Street Building situated in the District of Columbia (the “Building”), as more particularly set forth in the Lease.

     B.     Pursuant to an Amendment to Lease Agreement dated February 16, 2000 (the “First Amendment”), Landlord also leased to Tenant a portion of the 7th floor of the Building, containing approximately 6,578 rentable square feet (the “7th Floor Premises”).

     C.     Pursuant to a Second Amendment to Lease Agreement dated July _, 2000 (the “Second Amendment”), Landlord also leased to Tenant 700 sq.ft. of space on the lower level of the Building (the “Lower Level Space” and, together with the Original Premises and the 7th Floor Premises, the “Existing Premises”).

     D.     Rider 1 to the Lease grants to Tenant the right to add to the Existing Premises the entire 12th Floor of the Building, containing approximately 10,199 rentable square feet (the “12th Floor Premises”).

     E.     Landlord has offered to lease the 12th Floor Premises to Tenant, and Tenant has accepted such offer, on the terms and conditions herein set forth.

     F.     The parties desire to amend the Lease to reflect the terms and conditions upon which the 12th Floor Premises is being leased to Tenant.

     NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid by Landlord to Tenant, the covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree that the Lease is hereby amended as follows:

     1.     Addition of 12th Floor Premises. Except as otherwise specifically set forth herein, the “Premises” shall be deemed, from and after the Commencement Date (as hereinafter defined), to include the Existing Premises and the 12th Floor Premises.

     2.     Commencement Date. The Commencement Date shall be June 1, 2001, except that Landlord may specify an earlier Commencement Date by written notice to Tenant, so long as such earlier Commencement Date is not sooner than fifteen (15) days after such notice is given to Tenant. As soon as practicable after the Commencement Date, Landlord and Tenant shall execute and deliver an amendment to the Lease confirming the actual Commencement Date under this Third Amendment.

     3.     Rent for 12th Floor Premises. The Rent for the Premises shall be the sum of (a) the Rent for the Original Premises, as set forth in the Schedule of Rents attached to the Lease and Paragraph 4 below, (b) the Rent for the 7th Floor Premises, as set forth in the First Amendment and Paragraph 4 below, (c) the Rent for the Lower Level Space, as set forth in the Second Amendment and Paragraph 4 below, and (d) the Rent for the 12th Floor Premises. No rent shall be due for the 12th Floor Premises for the first 60 days after the Commencement Date (the “Construction Period”). Thereafter the Rent for the 12th Floor Premises shall be as follows (each 12 month period ending on an anniversary of the Commencement Date being referred to herein as a “12th Floor Lease Year”):

		Amount Due by
	Annual Rate of Rent per	the First day
	Square Foot of Rentable Area	of Each Month
Applicable Period	in the 12th Floor Premises	During the Term

1st 12th Floor Lease Year (exclusive of the Construction Period)	$34.00	$28,897.17
2nd 12th Floor Lease Year	$35.02	$29,764.08
3rd 12th Floor Lease Year	$36.07	$30,657.00
4th 12th Floor Lease Year	$37.15	$31,576.71
5th 12th Floor Lease Year	$38.27	$32,524.02
6th 12th Floor Lease Year	$39.42	$33,499.74
7th 12th Floor Lease Year (through the Expiration Date of the Term)	$40.60	$34,504.73

     4.     Extension of Term. The Expiration Date of the Lease, as set forth in Paragraph 1.5 thereof, is hereby extended from March 31, 2005 to May 31, 2007. The monthly Rent during such extension period for each portion of the Premises other than the 12th Floor Premises shall be as follows:

	Original	7th Floor	Lower Level
Applicable Period	Premises	Premises	Space

April 1, 2005 to March 31, 2006	$62,144.48	$18,295.91	$1,253.97
April 1, 2006 to March 31, 2007	$63,698.09	$18,753.31	$1,285.32
April 1, 2007 to May 31, 2007	$65,290.54	$19,222.14	$1,317.46

     5.     Modification of Extension Option. Tenant’s option to extend the Term provided in Paragraph 1.6 of the Lease shall remain in full force and effect, except that (a) the Extended

Term shall commence on June 1, 2007 and shall expire on May 31, 2012, and (b) the period during which the option must be exercised shall be from December 1, 2005 to May 31, 2006.

     6.     Modification of Termination Option. Tenant’s option to terminate the Lease provided in Paragraph 1.7 of the Lease shall remain in full force and effect, except that (a) the Termination Date shall be March 31, 2005, (b) the Termination Notice must be given to Landlord between February 1, 2004 and March 31, 2004, and (c) the Termination Fee shall be equal to the sum of (i) $440,000.00 plus an amount equal to five (5) months of Rent (including Additional Rent), at the rate then payable by Tenant for the 7th Floor Premises, the Lower Level Space, the 12th Floor Premises and any other Expansion Space that Tenant shall have committed to lease prior to giving the Termination Notice, (ii) $785.71 (pursuant to Paragraph 5 of the Second Amendment), and (iii) the unamortized amount (as if amortized over a 72 month period commencing on the Commencement Date, using a cost of funds of 10% per annum) of the amounts paid by Landlord in connection with this Third Amendment for leasing commissions, tenant improvements and preparation (including legal fees) of this Third Amendment.

     7.     Delivery of 12th Floor Premises. Landlord shall deliver possession of the 12th Floor Premises to Tenant no later than the Commencement Date. If, prior to the Commencement Date, Landlord shall have acquired full possessory rights to one or more portions of the 12th Floor Premises, Tenant shall be permitted early access to those portions of the 12th Floor Premises for purposes of demolition work and installation of tenant improvements and fixtures. Before accessing any portion of the 12th Floor Premises, Tenant shall provide to Landlord satisfactory evidence of liability insurance covering the actions of Tenant, its employees, agents and contractors within the portions of the 12th Floor Premises proposed to be accessed by Tenant prior to the Commencement Date.

     8.     Adjustment of Additional Rent. As of the first anniversary of the Commencement Date, Tenant’s “pro rata share” referenced in Paragraph 2.2(a)(iii) of the Lease shall be increased from “23.45%” to “31.22%.” For purposes of said Paragraph 2.2(a)(iii), the “Base Year” shall continue to be the 2000 calendar year with respect to the original 23.45%, but the “Base Year” with respect to the additional 7.77% shall be the 2001 calendar year.

     9.     Increase of Security Deposit. On or before the later of (a) April 1, 2001 or (b) the date when Landlord commences construction of improvements to the 12th Floor Premises, Tenant shall deposit with Landlord an additional $353,700.00, either in cash or in the form of a letter of credit acceptable to Landlord, which shall be added to the Security Deposit specified in . Paragraph 2.5 of the Lease. Each time that a portion of Tenant’s Security Deposit is refunded to Tenant pursuant to said Paragraph 2.5 commencing on April 1, 2002, $95,000.00 of such additional Security Deposit shall also be refunded to Tenant. If Tenant fails to make such additional deposit within 14 days after the date it is required by the first sentence of this Paragraph 9, in addition to all other remedies Landlord may have under the Lease, Tenant shall be obligated to reimburse Landlord for all costs and expenses incurred by Landlord for improvements to the 12th Floor Premises in order to prepare same for occupancy by Tenant.

     10.     Parking Spaces. The number of unreserved parking spaces to be made available by Landlord to Tenant pursuant to Paragraph 11.2 of the Lease is hereby increased from “twenty-

eight (28) to “thirty-six (36).” This provision satisfies the requirement of Section 6 of Rider 1 to the Lease with respect to the 12th Floor Premises.

     11.     Increase in Improvement Allowance. The “Improvement Allowance” to be paid by Landlord to Tenant pursuant to Section 6(a) of Exhibit C to the Lease is hereby increased by $152,985 ($15.00 per rentable square foot) from “$361,416” to “$514,401.” Tenant acknowledges that it has already received the $361,416 portion of the Improvement Allowance.

     12.     Confirmation of Area. Although the area of the 12th Floor Premises is believed to be approximately 10,199 rentable square feet, the actual rentable square footage is being measured by Landlord’s architect in accordance with the Washington, D.C. Board of Realtors Standard Method of Measurement. To the extent the actual rentable square footage is determined to be greater than, or less than, 10,199, appropriate adjustments shall be made to the Rent specified in Paragraph 3 above, to the “pro rata share” specified in Paragraph 8 above and to the “Improvement Allowance” specified in Paragraph 11 above. As soon as practicable after confirmation of such actual rentable square footage, Landlord and Tenant shall execute and deliver an amendment to the Lease confirming the actual rentable square footage and the adjusted Rent, “pro rata share” and “Improvement Allowance.”

     13.     Ceiling Improvements. Notwithstanding anything in Paragraph 1.4 of the Lease or in Exhibit C to the Lease to the contrary, prior to the Commencement Date Landlord shall, at its sole cost and expense, remove the existing ceiling and install a sprinkler system, in accordance with building standards, throughout the 12th Floor Premises. Thereafter, Tenant shall be responsible, at its cost, for installation of a building standard ceiling throughout the 12th Floor Premises.

     14.     No Further Option on 12th Floor Premises. Section 4.2 of Rider 1 to the Lease shall be of no further force or effect.

     15.     Brokers. Each of the parties warrants to the other the warranty contained in Paragraph 11.1 of the Lease, but with respect to this Third Amendment. Landlord shall remain responsible for the payment of commissions due to the named brokers, but no commissions shall be payable by Landlord prior to its receipt of the additional Security Deposit required by Paragraph 9 above.

     16.     Miscellaneous Provisions. The parties hereto agree that, except as expressly set forth herein, there are no rent concessions, tenant allowances, cash inducements or other considerations or concessions to be made to Tenant in consideration of Tenant’s entering into this Amendment other than as expressly set forth herein.

     17.     Defined Terms. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings given to such terms in the Lease.

     18.     No Other Changes. Except as expressly amended herein, the Lease is hereby confirmed and shall remain in full force and effect, without impairment or modification.

     IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed on the day and year first above written.

LANDLORD: 1899 L STREET LLC a Delaware limited liability company

By:	/s/ A. Alharoun

Name:	A. Alharoun
Title:	SVP
Date:	2/12/01
By:	/s/ David G. Howard
Name:	David G. Howard
Title:	Vice President & Secretary
Date:

TENANT:

BLACKBOARD, INC. a Delaware corporation

By:	/s/ Karl Engkvist

Name:	Karl Engkvist
Title:	VP Operations
Date:	02/10/01

Execution Copy

FOURTH AMENDMENT TO LEASE AGREEMENT

     THIS AMENDMENT TO LEASE AGREEMENT (“Amendment”) is made and entered into as of the 22 day of March, 2002, by and between (i) 1899 L STREET LLC (“Landlord”) and (ii) BLACKBOARD INC. (“Tenant”).

RECITALS:

     A.     Landlord and Tenant are parties to that certain Lease dated November 22, 1999, as amended by that certain Amendment to Lease Agreement dated February 16, 2000, that certain Second Amendment to Lease Agreement dated July ______, 2000 (the “Second Amendment”), and that certain Third Amendment to Lease Agreement dated January 31, 2001 (the “Third Amendment”) (as amended, the “Lease”), pursuant to which Landlord has leased to Tenant certain space (the “Existing Space”) located on the fourth (4th), fifth (5th), seventh (7th) and twelfth (12) floors and on the lower level of the building known as 1899 L Street, N.W., Washington, D.C. (The “Building”).

     B.     Landlord and Tenant desire to amend the Lease to expand the Premises by adding thereto approximately five thousand one hundred ninety-two (5,192) rentable square feet of space on the seventh (7th). floor of the Building, as shown on the floor plan attached hereto as Exhibit A (the “Additional Seventh Floor Space”), on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Lease shall be amended as follows:

     Section 1.    Inclusion of Additional Seventh Floor Space. Effective as of the Additional Space Commencement Date (defined below):

     1.01. The Additional Seventh Floor Space shall be added to and constitute a part of the Premises, subject to all of the terms and conditions of the Lease (including, but not limited to, Section 5 (“Insurance and Liability”)), except as provided in this Amendment; and

     1.02. The rentable area of the Premises shall be increased by five thousand one hundred ninety-two (5,192) square feet, and therefore, effective on the Additional Space Commencement Date, the total rentable area of the Premises shall be forty-six thousand two hundred nine (46,209) square feet.

     Section 2.    Occupancy Dates and Term.

     The term of the leasing of the Additional Seventh Floor Space shall commence on the date (the “Additional Space Commencement Date”) Landlord tenders possession of the Additional Space to Tenant. Landlord agrees to tender possession of the Additional Space to Tenant one (1) business day after the full execution and delivery of this Amendment. Unless sooner terminated pursuant to the provisions of the Lease, the term of the leasing of the Additional Space shall be coterminous with the Term of the Lease.

     Section 3.    Rent for the Additional Seventh Floor Space.

     Commencing on the date (the “Rent Start Date”) that is (i) sixty (60) days after the full execution and delivery of this Amendment by Landlord and Tenant the Base Rent set forth in the Lease shall be increased by the Rent for the Additional Seventh Floor Space, which shall be paid in equal monthly installments at the same times and in the same manner as the Rent payable with respect to the Existing Space. The initial annual Base Rent for the Additional Seventh Floor Space shall equal One Hundred Seventy-Six Thousand Five Hundred Twenty-Eight and No/100 Dollars ($176,528) (such initial annual Rent being equal to Thirty-Four and No/100 Dollars ($34.00) multiplied by the rentable area of the Additional Seventh Floor Space and being exclusive of Tenant’s pro rata share of increases in Operating Expenses and Real Estate Taxes which shall be paid by Tenant pursuant to Section 4 below). The first monthly installment of Rent for the Additional Seventh Floor Space shall be paid by Tenant on the execution of this Amendment. On March 1, 2003, and on each March 1 thereafter during the Term, the annual Rent payable for the Additional Seventh Floor Space shall be increased to one hundred three percent (103%) of the annual Rent then payable for the Additional Seventh Floor Space. Accordingly, the Rent payable with respect to the Additional Seventh Floor Space shall be as follows:

Time Frame	Annual Rent	Monthly Rent

Rent Start Date - February 28, 2003	$176,528.00	$14,710.67
March 1, 2003 - February 28, 2004	$181,823.84	$15,151.99
March 1, 2004 - February 28, 2005	$187,278.55	$15,606.55
March 1, 2005 - February 28, 2006	$192,896.90	$16,074.74
March 1, 2006 - February 28, 2007	$198,683.80	$16,556.98
March 1, 2007 - May 31, 2007	$204,644.31	$17,053.69

     Section 4.    Operating Expenses and Real Estate Taxes; Adjustment of Additional Rent.

     As of March 1, 2003, Tenant’s “pro rata share” referenced in Paragraph 2.2(a)(iii) of the Lease, as amended, shall be increased from “31.22%” to “35.17%.” For purposes of Paragraph 2.2(a)(iii) of the Lease, the “Base Year” shall continue to be the 2000 calendar year with respect to the original 23.45%, and shall continue to be the 2001 calendar year with respect to the 7.77% relating to the 12th Floor Premises added pursuant to the Third Amendment, but the “Base Year” with respect to the additional 3.95% relating to the Additional Seventh Floor Premises shall be the 2002 calendar year, except that any increases for the months of January 2003 and February 2003 shall be waived.

     Section 5.    Acceptance of the Additional Seventh Floor Space; Improvement Allowance.

     5.01. Tenant acknowledges that Tenant has inspected and is fully familiar with the Additional Seventh Floor Space and, subject to the work to be performed by Landlord pursuant to Section 6 below, Tenant shall accept the same in its broom clean, “as is” condition.

     5.02. Tenant shall complete the Tenant Improvements to be constructed by Tenant in the Additional Seventh Floor Premises substantially in accordance with the provisions of Exhibit C of the Lease. The “Improvement Allowance” to be paid by Landlord to Tenant pursuant to Section 6(a) of Exhibit C to the Lease, as amended, is hereby increased by the sum of (i) $77,880 ($15 per rentable square foot of the Additional Seventh Floor Premises), (ii) the Ceiling Credit (defined in Section 6 below), (iii) $5,192 ($1 per rentable square foot of the Additional Seventh Floor Premises) to defray Tenant’s cost to install, repair and/or replace ceiling tiles, and (iv) $10,000 to defray Tenant’s cost to renovate/refurbish the two (2) common area restrooms located on the seventh (7th) floor. Tenant acknowledges that it has already received the $514,401 portion of the Improvement Allowance (i.e., the entire Improvement Allowance other than the portion provided by this Amendment).

     Section 6.    Ceiling Improvements; Ceiling Credit; Restroom Renovations.

     6.01. Notwithstanding anything in Paragraph 1.4 of the Lease or in Exhibit C to the Lease to the contrary, Landlord shall, at its sole cost and expense, remove portions of the existing ceiling (as required) and install a sprinkler system, in accordance with building standards, throughout the Additional Seventh Floor Premises. Thereafter, Tenant shall be responsible, at its cost, for installation of a building standard ceiling throughout the Additional Seventh Floor Premises. Landlord and Tenant shall coordinate with one another so that Landlord can complete its sprinkler work without interference from Tenant or its contractors.

     6.02. Landlord shall receive bids from at least three (3) qualified contractors to perform the sprinkler system work described in the immediately preceding paragraph, and shall request each contractor submitting a bid to include in its bid a separate fee/charge for repairing and/or replacing any ceiling tiles (including affected portions of the ceiling grid) that would need to be repaired or replaced following such sprinkler system work so that the ceiling is in good condition and repair. Even though Tenant itself will be responsible for such repair/replacement work following Landlord’s completion of the sprinkler system work, the Improvement Allowance described in Section 5 above shall include the amount that the lowest qualified bidder included in its bid for such ceiling file repair/replacement (the “Ceiling Credit”).

     6.03. No later than March 31, 2003, Tenant shall renovate the two (2) common area restrooms located on the seventh (7th) floor in substantially the same fashion as the fifth (5th) floor restrooms. Such work shall be performed in accordance with Paragraph 4.2 of the Lease entitled “Alterations,” and Landlord shall provide the portion of the Allowance described in clause (iv) of Section 5.02 above following the completion of such work and evidence of payment and lien waivers reasonably acceptable to Landlord; provided, however, that Landlord shall not be obligated to advance all or any part of such $10,000 restroom allowance prior to January, 2003.

     Section 7.    Increase in Security Deposit.

     No later than April 1, 2002, Tenant shall deposit with Landlord an additional $100,000 in the form of a letter of credit (as described in Rider No. 2 of the Lease and otherwise acceptable to Landlord). Such letter of credit (the “$100,000 L/C”) shall secure Tenant’s obligations under the Lease as provided in Paragraph 2.5 of the Lease and shall be added to and constitute a part of the Security Deposit currently held by Landlord. Provided there shall have been no breach or default by Tenant under the Lease, on April 1, 2003, and on each April 1 thereafter, Tenant may reduce the $100,000 L/C by $25,000 (such that the $100,000 shall be reduced to $0 as of April 1, 2006). This Security Deposit increase shall in no way affect the reduction schedule specified in Paragraph 2.5 of the Lease, as amended by Paragraph 9 of the Third Amendment.

     Section 8.    Modification of Termination Option.

     Tenant’s option to terminate the Lease provided in Paragraph 1.7 of the Lease, as amended by Paragraph 6 of the Third Amendment, shall remain in full force and effect, except that the Termination Fee shall equal the sum of (i) $440,000 plus an amount equal to five (5) months of Rent (including Additional Rent), at the rate then payable by Tenant for the 7th Floor Premises, the Lower Level Space, the 12th Floor Premises and the Additional Seventh Floor Premises, (ii) $785.71 (pursuant to Paragraph 5 of the Second Amendment), (iii) the unamortized amount (as if amortized over a 72 month period commencing of the Commencement Date (as defined in the Third Amendment), using a cost of funds of 10% per annum) of the amounts paid by Landlord in connection with the Third Amendment for leasing commissions, tenant improvements and preparations (including legal fees) of the Third Amendment, and (iv) the unamortized amount (as if amortized over a 63 month period commencing March 1, 2002, using a cost of funds of 10% per annum) of the amounts paid by Landlord in connection with this Amendment for leasing commissions, tenant improvements and preparations (including legal fees) of this Amendment.

     Section 9.    Parking Spaces.

     The number of unreserved parking spaces to be made available by Landlord to Tenant pursuant to Paragraph 11.2 of the Lease is hereby increased from “thirty-six (36)” to “forty (40).” Tenant’s rights to the four (4) additional spaces shall terminate if Tenant does not notify Landlord in writing of Tenant’s exercise of such rights on or before March 31, 2003.

     Section 10.    Brokerage.

     Landlord and Tenant each represents and warrants that it has not entered into any agreement with, or otherwise had any dealing with, any other broker or agent in connection with the negotiation or execution of this Amendment (other than Julien J. Studley, Inc. and Spaulding & Slye/Colliers International, which will be paid a commission by Landlord pursuant to a separate letter agreement) which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith. Landlord and Tenant each agrees to indemnify and hold the other harmless from all reasonable costs (including, but not limited to, court costs, investigation costs, and attorneys’ fees), expenses, or liabilities for commissions or other compensation with respect to this Amendment which may arise out of any agreement or dealings or alleged agreement or dealings between such party or any such agent or broker.

     Section 11.    Insurance.

     Prior to the Additional Space Commencement Date, Tenant shall provide Landlord with evidence (which may be in the form of an amended certificate of insurance) that Tenant’s policy or policies of property (“all risks”) insurance and general liability insurance shall apply with respect to the Additional Seventh Floor Space.

     Section 12.    Confirmation of Rent Start Date.

     Within ten (10) days following request by Landlord, Tenant shall execute and deliver to Landlord a certificate setting forth the Rent Start Date, as determined pursuant to Section 3 above.

     Section 13.    Authority.

     Landlord and Tenant represent and warrant to each other that the person signing this Amendment on its behalf has the requisite authority and power to execute this Amendment and to thereby bind the party on whose behalf it is being signed.

     Section 14.    Terms.

     Except as otherwise provided in this Amendment, the terms used herein shall have the same meanings given in the Lease.

     Section 15.    Ratification.

     Except as and only to the extent explicitly modified by the terms and provisions of this Amendment, all terms and provisions of the Lease are ratified and confirmed in all respects and shall hereby remain in full force and effect.

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

LANDLORD:

1899 L STREET LLC a Delaware limited liability company

By:	/s/ Michael S. Lane

Name:	Michael S. Lane
Title:	Vice President, Treasurer and Secretary

By:	/s/ Eric P. Blanchard

Name:	Eric P. Blanchard
Title:	Assistant Treasurer/Assistant Secretary

TENANT:

BLACKBOARD, INC. a Delaware corporation

By:	/s/ Peter Q. Repetti

Name:	Peter Q. Repetti
Title:	CFO